UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DESTINATION XL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

DESTINATION XL GROUP, INC.

Notice of Annual Meeting of Stockholders

to be held on August 4, 2016

Notice is hereby given that the 2016 Annual Meeting of Stockholders of Destination XL Group, Inc. (the “Company”) will be held at the corporate offices of the Company, 555 Turnpike Street, Canton, Massachusetts 02021 at 9:00 A.M., local time, on Thursday, August 4, 2016 for the following purposes:

1.	To elect ten directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.
2.	To approve the adoption of the 2016 Incentive Compensation Plan.
3.	To approve, on an advisory basis, named executive officer compensation.
4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017.
5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement following this Notice.

The Board of Directors recommends that you vote (i) FOR the election of all ten nominees to serve as directors of the Company, (ii) FOR the approval of the adoption of the 2016 Incentive Compensation Plan, (iii) FOR the approval, on an advisory basis, of named executive officer compensation, and (iv) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017.

Along with the attached Proxy Statement, we are sending you copies of our Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

The Board of Directors has fixed the close of business on June 17, 2016 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.  Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.  A list of the stockholders of record as of the close of business on June 17, 2016 will be available for inspection by any of our stockholders for any purpose germane to the Annual Meeting during normal business hours at our principal executive offices, 555 Turnpike Street, Canton, Massachusetts 02021, beginning on July 25, 2016 and at the Annual Meeting.

Stockholders are cordially invited to attend the Annual Meeting in person.  Regardless of whether you plan to attend the Annual Meeting, please mark, date, sign and return the enclosed proxy to ensure that your shares are represented at the Annual Meeting.

By order of the Board of Directors,

/s/ ROBERT S. MOLLOY

ROBERT S. MOLLOY

Secretary

Canton, Massachusetts

June 27, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on August 4, 2016:

The Proxy Statement and 2016 Annual Report to Stockholders are available at:

http://investor.destinationxl.com/proxymaterials.cfm

DESTINATION XL GROUP, INC.

555 Turnpike Street

Canton, Massachusetts 02021

(781) 828-9300

Proxy Statement

Annual Meeting of Stockholders

August 4, 2016

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose and Distribution of Proxy Materials

This Proxy Statement and the enclosed form of proxy are being mailed to our stockholders on or about June 27, 2016, in connection with the solicitation by the Board of Directors (the “Board”) of Destination XL Group, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Stockholders, to be held at the Company’s corporate headquarters located at 555 Turnpike Street, Canton, Massachusetts 02021 at 9:00 A.M., local time, on Thursday, August 4, 2016 and at any and all adjournments thereof (the “Annual Meeting”). This Proxy Statement describes the matters to be voted on at the Annual Meeting and contains other required information.

Stockholders Entitled to Vote

Only holders of record of our common stock, par value $0.01 per share, at the close of business on June 17, 2016, the record date for the Annual Meeting, will be entitled to notice of, and to vote at, the Annual Meeting.  On that date, there were 50,844,515 shares of common stock issued and outstanding.  Each share is entitled to one vote at the Annual Meeting.

How to Vote

Stockholders of record may vote by mail or in person at the meeting.  If you choose to vote my mail, please complete and mail the enclosed proxy card in the enclosed postage prepaid envelope.  If your shares are held in a stock brokerage account or by a bank, you must follow the voting procedures of your broker or bank.

Voting Instructions

When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders’ instructions.

Stockholders are encouraged to vote on the matters to be considered. However, if no instructions have been specified by a stockholder, the shares covered by an executed proxy will be voted (i) FOR the election of all ten nominees to serve as directors of the Company, (ii) FOR the approval of the adoption of the 2016 Incentive Compensation Plan, (iii) FOR the approval, on an advisory basis, of named executive officer compensation, (iv) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, for the fiscal year ending January 28, 2017 and (v) in the discretion of the proxies named in the proxy card with respect to any other matters properly brought before the Annual Meeting. We are not aware of any other matter that may be properly presented at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank, you must follow the voting procedures of your broker or bank.  If you do not give voting instructions to your broker or bank, your broker or bank does not have discretion to vote your shares on the proposals in this Proxy Statement, except for Proposal 4 to ratify the appointment of our independent registered public accounting firm. A broker “non-vote” occurs when the a broker or bank who is the record holder of the shares does not vote on a particular proposal, either because it does not have discretionary voting power to vote the shares or has not received voting instructions from the beneficial owner.  A broker or bank or broker does not have discretion to vote uninstructed shares on the proposals in this Proxy Statement, except for Proposal 4 to ratify the appointment of our independent registered public accounting firm, which is considered a “routine” proposal.

As a result, if you are not the record holder of your shares, it is critical that you provide instructions to your broker or bank if you want your vote to count.

Revoking Your Proxy or Changing Your Vote

You may revoke your proxy at any time before it has been exercised as follows:

•	by attending the Annual Meeting and voting in person; or

•

by filing with the Secretary of the Company, c/o the Company at 555 Turnpike Street, Canton, Massachusetts 02021, either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

If you are not a record holder and your shares are held by your broker or bank, you must contact your broker or bank to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Quorum Requirements

In order to carry on the business of the Annual Meeting, we must have a quorum. This means at least a majority of the outstanding shares of common stock eligible to vote must be represented at the Annual Meeting, either by proxy or in person. Abstentions and broker non-votes will be counted as present or represented at the Annual Meeting for purposes of determining the presence or absence of a quorum.

Approval of a Proposal

A majority of the votes properly cast is required for approval of all matters.  However, as described in more detail in Proposal 3, Proposal 3 is an advisory vote and non-binding.  Votes cast means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy.  Therefore, abstentions and broker non-votes do not have any effect on determining whether any of the proposals in this Proxy Statement are approved by stockholders.  Votes will be tabulated by our transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board, in accordance with our By-Laws, as amended (the “By-Laws”), has set the number of members of the Board of Directors at ten.  At the Annual Meeting, ten nominees will be elected to serve on the Board until the 2017 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The Nominating and Corporate Governance Committee has recommended, and our Board has nominated, Seymour Holtzman, David A. Levin, Alan S. Bernikow, Jesse Choper, John E. Kyees, Willem Mesdag, Ward K. Mooney, George T. Porter, Jr., Mitchell S. Presser and Ivy Ross as nominees. All of the nominees currently serve as members of our Board.  Each of the nominees has agreed to stand for re-election and to serve if elected.

Unless a proxy shall specify that it is not to be voted for a nominee, it is intended that the shares represented by each duly executed and returned proxy will be voted in favor of the election as directors of Seymour Holtzman, David A. Levin, Alan S. Bernikow, Jesse Choper, John E. Kyees, Willem Mesdag, Ward K. Mooney, George T. Porter, Jr., Mitchell S. Presser and Ivy Ross.  Although management expects all nominees to serve if elected, proxies will be voted for a substitute if a nominee is unable or unwilling to accept nomination or election.  Cumulative voting is not permitted.

Vote Needed for Approval

The affirmative vote of a majority of the shares of common stock properly cast at the Annual Meeting, in person or by proxy, is required for the election of each of the nominees. Any abstentions and broker non-votes will not be counted as votes cast on this proposal and, accordingly, will have no effect.

Recommendation

Our Board recommends that you vote “FOR”

the election of the ten individuals named below as directors of our Company.

Set forth below is certain information regarding our directors, including information furnished by them as to their principal occupations and business experience for the past five years, certain directorships held by each director within the past five years, their respective ages as of June 1, 2016 and the year in which each became a director of our Company:

Name	Age	Director Since	Audit	Compensation	Nominating and Corporate Governance	Cybersecurity and Data Privacy (1)
Seymour Holtzman, Executive Chairman of the Board and Director	80	2000
David A. Levin, President and Chief Executive Officer	65	2000
Alan S. Bernikow, Director (2)	75	2003			X
Jesse Choper, Director (3)	80	1999	C		X
John E. Kyees, Director	69	2010		X		C
Willem Mesdag, Director	62	2014	X	X
Ward K. Mooney, Director	67	2006	X	X
George T. Porter, Jr., Director	69	1999		C
Mitchell S. Presser, Director	51	2007			C	X
Ivy Ross, Director	60	2013				X

C= current member and committee chairperson

X= current member of the committee

(1)

On January 28, 2016, upon the recommendation of the Nominating and Corporate Governance Committee, the Board approved the formation of the Cybersecurity and Data Privacy Committee to oversee the monitoring and management of cyber risk and data privacy in the Company.

(2)	Mr. Bernikow was a member of the Audit Committee until his seat was filled by Mr. Mooney on May 14, 2015.
(3)	Mr. Choper was a member of the Compensation Committee until January 30, 2016. His seat was filled by Mr. Kyees on January 31, 2016.

Seymour Holtzman has served as our Executive Chairman of the Board since August 2014. From April 2000 to August 2014, Mr. Holtzman served as our Chairman of the Board.  Mr. Holtzman has been involved in the retail business for over 40 years. For many years, he has been the president and chief executive officer of Jewelcor, Incorporated, a former New York Stock Exchange listed company that operated a chain of retail stores. From 1986 to 1988, Mr. Holtzman was chairman of the board and also chief executive officer of Gruen Marketing Corporation, an American Stock Exchange listed company involved in the nationwide distribution of watches. For at least the last five years Mr. Holtzman has served as chairman and chief executive officer of Jewelcor Management, Inc., a company primarily involved in investment and management services.  Mr. Holtzman is the chief executive officer and indirectly the owner of C.D. Peacock, Inc., a Chicago, Illinois retail jewelry establishment, the managing member of Luxury Swiss, LLC, a retail Rolex watch establishment, and the chief executive officer and owner of Homeclick, LLC, a privately-held internet retailer specializing in luxury brands for the home. Mr. Holtzman is a successful entrepreneur with extensive experience working with public companies and provides valuable insight to the Board with respect to strategic planning.

David A. Levin has been our President and Chief Executive Officer since April 10, 2000 and a director since April 11, 2000.  From 1999 to 2000, he served as the executive vice president of eOutlet.com. Mr. Levin was president of Camp Coleman, a division of The Coleman Company, from 1998 to 1999.  Prior to that, Mr. Levin was president of Parade of Shoes, a division of J. Baker, Inc., from 1995 to 1997. Mr. Levin was also president of Prestige Fragrance & Cosmetics, a division of Revlon, Inc., from 1991 to 1995.  Mr. Levin has worked in the retail industry for over 30 years. Since joining us, Mr. Levin has been instrumental in transforming us from a company which exclusively operated Levi Strauss & Co. branded apparel to the largest specialty retailer of big & tall men’s apparel.  In May 2012, Mr. Levin joined the board of directors of Christopher & Banks Corporation, a publicly-traded company and will continue to serve as a director until his term ends on June 30, 2016.  Mr. Levin has extensive knowledge of our Company and valuable experience in merchandising and marketing initiatives.  In his role as Chief Executive Officer he also acts as a liaison between the Board and management.

Alan S. Bernikow has been a director since June 29, 2003.  From 1998 until his retirement in May 2003, Mr. Bernikow served as the deputy chief executive officer of Deloitte & Touche LLP where he was responsible for assisting the firm on special projects such as firm mergers and acquisitions, partner affairs and litigation matters. Mr. Bernikow joined Touche Ross, the predecessor firm of Deloitte & Touche LLP, in 1977, prior to which Mr. Bernikow was the National Administrative Partner in Charge for the accounting firm of J.K. Lasser & Company. Mr. Bernikow is a member of the board of directors of Revlon, Inc., a publicly-traded company, and Revlon Consumer Products Corporation and is chairman of the audit committee, compensation committee and stock plan committee of Revlon, Inc.; lead director and member of the board of directors of Mack-Cali Realty Corporation, a publicly-traded company, as well as the chairman of the audit committee of Mack-Cali; and is a member of the board of directors of UBS Global Asset Management (US) Inc., a wholly-owned subsidiary of UBS AG, and currently serves as chairman of its audit committee.  Mr. Bernikow has also served as a member of the boards of directors of several investment funds managed by UBS. Mr. Bernikow is also a member of the board of directors of FCB Financial Holdings, Inc., as well as chairman of its audit committee and a member of its compensation committee.  Based on Mr. Bernikow’s significant financial and accounting background, including 30 years of experience in public accounting, his experience serving as a director and audit committee member, and his previous role as an audit committee financial expert for the Company, the Nominating and Corporate Governance Committee concluded that Mr. Bernikow has the requisite experience, qualifications, attributes and skills necessary to serve as a member of the Board.

Jesse Choper has been a director since October 8, 1999. Mr. Choper is the Earl Warren Professor of Public Law (Emeritus) at the University of California at Berkeley School of Law, where he taught from 1965 until his retirement in June 2015.  From 1960 to 1961, Professor Choper was a law clerk for Supreme Court Chief Justice Earl Warren.  Mr. Choper is a member of the California Horseracing Board.  Mr. Choper provides valuable legal expertise to the Board.  His specific legal background provides valuable insight with respect to corporate governance and ethics.  Mr. Choper’s tenure and service as a director for over ten years is also considered a valuable asset to the Board.

John E. Kyees has been a director since May 3, 2010.  From February 2, 2014 until May 31, 2014, Mr. Kyees served as Interim Chief Financial Officer of the Company.  From 2003 until his retirement in 2010, Mr. Kyees was the chief financial officer of Urban Outfitters, Inc. and also served as the chief of investor relations.  Prior to that, from 2002 to 2003, Mr. Kyees was the chief financial officer and chief administrative officer of bebe Stores, Inc. Mr. Kyees serves as lead independent director and chairman of the audit committee of Vera Bradley, Inc., a publicly-traded company. Mr. Kyees was a member of the board of directors of Hot Topic, Inc., a formerly publicly-traded company, and was a member of the audit committee.  Mr. Kyees is a member of the board of directors of Rackwise, Inc., a publicly-traded company, and is a member of the audit committee.  Mr. Kyees is also a director and chairman of the audit committee of Arhaus Furniture, a privately-held retailer.  Mr. Kyees brings to the Board extensive executive-level retail experience having served as chief financial officer for several prominent retailers.  His insight with respect to merchandising, operational activities and finance is an asset to our Board.

Willem Mesdag has been a director since January 29, 2014.  Mr. Mesdag is the managing partner of Red Mountain Capital Partners LLC, an investment management firm. Prior to founding Red Mountain in 2005, Mr. Mesdag was a partner and managing director of Goldman Sachs & Co., which he joined in 1981. Prior to Goldman Sachs, he was a securities lawyer at Ballard, Spahr, Andrews &

Ingersoll, which he joined in 1978. He currently serves on the boards of Encore Capital Group, Inc., a publicly-traded company, and Heidrick & Struggles International, Inc., a publicly-traded company.  He previously served on the boards of 3i Group plc, Cost Plus, Inc., Skandia Group AB and Nature’s Sunshine Products, Inc. Having had an extensive career in international investment banking and finance, Mr. Mesdag brings to the Board significant knowledge and experience related to business and financial issues and corporate governance.

Ward K. Mooney has been a director since July 31, 2006.  Mr. Mooney is a founding partner of Crystal Financial LLC and since March 2010 has served as its chief executive officer. Prior to 2010, Mr. Mooney was the president of Bank of America Retail Finance Group and chief operating officer of Back Bay Capital, both of which were formerly Bank of Boston businesses which Mr. Mooney founded. Mr. Mooney provides the Board with valuable insight with respect to his extensive experience as a lender in the retail industry.  The Board has determined that based on Mr. Mooney’s extensive knowledge and experience in finance qualifies him as an audit committee financial expert.

George T. Porter, Jr. has been a director since October 28, 1999. Mr. Porter was president of Levi’s USA for Levi Strauss & Co. from 1994 to 1997.  Beginning in 1974, Mr. Porter held various positions at Levi Strauss & Co., including president of Levi’s Men’s Jeans Division. Mr. Porter was also corporate vice president and general manager of Nike USA from 1997 until his retirement in 1998.  Mr. Porter provides the Board with extensive merchandising experience having worked at two highly prominent companies.  Mr. Porter’s tenure and service as a director for over ten years is also considered a valuable asset to the Board.

Mitchell S. Presser has been a director since May 1, 2007.  Since July 2014, Mr. Presser has been a partner and the head of U.S. M&A and private equity at Freshfields Bruckhaus Deringer.  From January 2014 until July 2014, Mr. Presser was a senior advisor to Paine & Partners, LLC, a private equity firm.  From November 2006 to December 2013, Mr. Presser was a founding partner of Paine & Partners, LLC.  Prior to that, Mr. Presser was a partner with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers & acquisitions.  Mr. Presser serves as a director on the boards of several privately-held companies.  Mr. Presser’s extensive experience in private equity and strategic planning provides valuable insight to the Board.

Ivy Ross has been a director since January 31, 2013.  In May 2014, Ms. Ross joined Google X as head of Glass and is currently a vice president and head of Project Aura.  From July 2011 until April 2014, Ms. Ross was the chief marketing officer of Art.com from where she oversaw the company's marketing, branding, merchandising and user-experience functions. Prior to Art.com, from June 2008 to June 2011, Ms. Ross was EVP of marketing for the Gap brand, and also acted as the creative catalyst for all brands within Gap, Inc. Ms. Ross also has held senior creative and product design positions at Disney Stores North America, Mattel, Calvin Klein, Coach, Liz Claiborne, Swatch Watch and Avon. She also has served on Proctor and Gamble’s design board since its inception.  With her industry insight and marketing expertise, Ms. Ross provides a valuable perspective to the Board as we continue to build our DXL brand.

All directors hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal.

Current Non-Director Executive Officers

Peter H. Stratton, Jr., 44, has been our Senior Vice President, Chief Financial Officer and Treasurer since June 1, 2014.  From August 2009 to May 31, 2014, Mr. Stratton was our Senior Vice President of Finance, Corporate Controller and Chief Accounting Officer.  Mr. Stratton joined us in June 2009 as Vice President of Finance. Prior to joining the Company, Mr. Stratton served as the senior director of corporate accounting at BearingPoint, Inc. from May 2007 to June 2009.  Prior to May 2007, Mr. Stratton held various finance and accounting leadership positions at Legal Sea Foods, Inc., Shaw’s Supermarkets, Inc. and Cintas Corporation.

Angela Chan, 49, has been our Senior Vice President and Chief Sourcing Officer since February 2015.  From March 2013 to February 2015, Ms. Chan was our Senior Vice President of Global Sourcing and Product Development. Prior to that, from May 2010 to March 2013, Ms. Chan was our Vice President of Global Sourcing.  Ms. Chan joined the Company in February 2009 as our Director of Global Sourcing. Prior to joining our Company, from October 2007 to December 2008 Ms. Chan was the senior product manager for Redcats USA.  From 2007 to 2009, Ms. Chan was an independent retail consultant and analyst with the Gerson Lehrman Group and in 2006, she held the positions of director and executive vice president of global sourcing for Rocawear.  Prior to that, Ms. Chan was the founder & partner of several apparel manufacturing companies & franchise restaurants. She also held various merchandising management positions with Macy’s corporate in New York and Hong Kong.

Francis Chane, 53, has been our Senior Vice President of Distribution, Logistics and Facilities since June 2011.  Mr. Chane joined the Company in June 2008 as our Vice President of Distribution & Logistics. Prior to joining our Company, Mr. Chane was the vice president operations & facilities for Redcats USA, a division of the French multi-national company PPR, from 1999 to June 2008.  Prior to that, Mr. Chane held various leadership positions with WearGuard Corporation, a division of Aramark Corporation.

John F. Cooney, 33, has been our Vice President of Finance and Corporate Controller since June 2014 and in May 2015 he was also appointed Chief Accounting Officer.  From November 2010 until May 2014, Mr. Cooney was our Director of Financial Accounting and Reporting.  Prior to joining the Company, Mr. Cooney was an audit manager with PricewaterhouseCoopers LLP, which he joined in August 2004.

Kenneth M. Ederle, 51, has been our Senior Vice President and Chief Merchandising Officer since April 2013 and in April 2015 his role was expanded to include Planning and Allocation.  Prior to that, from May 2011 until April 2013, Mr. Ederle was our Senior Vice President – General Merchandising Manager DXL. Mr. Ederle served as our Vice President, General Merchandise Manager of Rochester Clothing from August 2008 until May 2011.  From January 2008 to August 2008, Mr. Ederle was our Merchandise Manager of Sportswear for Rochester Clothing and prior to that was one of our Merchandise Managers for Casual Male from November 2006 to December 2007.  Prior to joining the Company in 2006, Mr. Ederle was a senior buyer and senior planner for Limited Brands.

Jack R. McKinney, 60, has been our Senior Vice President and Chief Information Officer since June 2002.  Mr. McKinney began his career with Casual Male Corp. in 1997 and joined our Company in May 2002 as part of our acquisition of Casual Male Corp.

Robert S. Molloy, 56, has been our Senior Vice President and General Counsel since April 2010 and became Secretary of the Company on May 15, 2014.  From February 2008 until April 2010, Mr. Molloy was our Vice President and General Counsel. Prior to joining the Company, Mr. Molloy served as the vice president, assistant general counsel at Staples, Inc. from May 1999 to February 2008.  Prior to May 1999, Mr. Molloy was a trial attorney.

Brian S. Reaves, 55, has been our Senior Vice President and Chief Sales Officer since November 2014.  From May 2010 until November 2014, Mr. Reaves was our Senior Vice President of Store Sales and Operations.  Prior to joining our Company, Mr. Reaves was the vice president – Outreach and Group Sales for David’s Bridal from 2007 to 2009.  Before that, Mr. Reaves was the senior vice president of sales for The Bridal Group from 2004 to 2007.

Peter E. Schmitz, 57, has been our Senior Vice President and Chief Real Estate Officer since June 2013.  Prior to that, Mr. Schmitz was our Senior Vice President, Real Estate and Store Development.  Prior to joining the Company in August 2007, Mr. Schmitz was the vice president of real estate for Brooks/Eckerd Pharmacy Chain from October 1995 to August 2007.

Walter E. Sprague, 67, has been our Senior Vice President of Human Resources since May 2006.  From August 2003 through April 2006, Mr. Sprague was our Vice President of Human Resources.  Prior to joining our Company, Mr. Sprague was the managing director northeast, for Marc-Allen Associates, a nationwide executive recruiting firm.  From 1996 to 2002, Mr. Sprague was the assistant vice president – senior director of human resources for Foot Locker Inc. and, prior to that, the assistant vice president – senior director of human resources for Woolworth Corporation, the predecessor company to Foot Locker Inc.

Derrick Walker, 47, has been our Senior Vice President and Chief Marketing Officer since May 2012.  Prior to joining our Company, Mr. Walker was the vice president of marketing for Lenscrafters from December 2009 to November 2011.  Before that, Mr. Walker was the vice president of marketing for Finish Line from December 2006 to September 2009.

Nancy Youssef, 39, joined the Company in November 2015 as our Senior Vice President, International Business Development.  Prior to joining the Company, from April 2009 to October 2015, Ms. Youssef was the vice president, international business development for Genesco, Inc. From June 2007 to March 2009, she was senior brand development manager for HSN, Inc. From 2004 to 2007, Ms. Youssef worked in the Middle East for SAS –Egypt where she was the international business development director.

There are no family relationships between any of our directors and executive officers.

CORPORATE GOVERNANCE

Board of Directors

Our Board is currently comprised of ten members and there are no vacancies.  A majority of the members of the Board are “independent” under the rules of the Nasdaq Global Select Market (“Nasdaq”).  The Board has determined that the following directors are independent: Messrs. Bernikow, Choper, Kyees, Mesdag, Mooney, Porter, Presser and Ross.

Our Board met four times during our fiscal year ended January 30, 2016 (“fiscal 2015”).  All directors attended all meetings of the Board and meetings of the committees of the Board on which each director served.

We believe that it is important for and we encourage the members of the Board to attend Annual Meetings of Stockholders. Last year, all members of the Board attended the Annual Meeting of Stockholders held on August 13, 2015.

Corporate Governance Highlights

We comply with the corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002, the SEC and Nasdaq. To assist the Board in fulfilling its responsibilities, it has adopted certain Corporate Governance Guidelines (the "Governance Guidelines"). Many features of our corporate governance principles are discussed in other sections of this proxy statement, but some of the highlights are:

•	Annual Election of Directors. Our directors are elected annually for a term of office to expire at the next Annual Meeting (subject to the election and qualification of their successors).
•

Majority Vote for Uncontested Director Elections.  Under our By-Laws, in an uncontested election, a majority of the votes properly cast is required for the election of our directors.  In the case of a contested election, a plurality vote will still be required for the election of directors.  If a nominee for director does not receive the approval of a majority of the votes properly cast in an uncontested election, our By-Laws provide that the director will promptly tender to the Board his or her offer of resignation. The Nominating and Corporate Governance Committee of the Board will then consider the resignation offer and make a recommendation to the Board whether to accept or reject the resignation.

•

Independent Board and Committees.  The vast majority of our Board is comprised of independent directors, with the exception of our Executive Chairman of the Board and our Chief Executive Officer.  All members of our Board’s committees are independent directors, and none receives compensation from us other than for service on our Board or its committees.

•

Independent Lead Director. An independent director serves as "presiding director" at all in-person Board meetings on an alphabetically rotating schedule. The presiding director chairs any meeting of the independent directors and facilitates communications between other members of the Board and the Executive Chairman of the Board and/or the Chief Executive Officer.

•

Independent Executive Sessions.  Our Board holds executive sessions on at least a semi-annual basis, where independent directors meet without the Executive Chairman or Mr. Levin In addition, periodically throughout the year, the full Board, including the Executive Chairman, may meet without management participation.

•

Stock Ownership Guidelines.  Each non-employee director is required to elect that at least 50% of his or her retainer, which is paid in quarterly installments, be paid in equity, in the form of options, shares or deferred stock or any combination thereof.  Such equity may not be sold by the director without the approval of the Board while each director is still serving on the Board.  While we do not have any required guidelines for stock ownership for members of senior management, we do encourage our senior management to have ownership in our Company.

•

No Hedging of Company Securities.  Our Insider Trading Policy prohibits our directors, officers and employees from engaging in various hedging activities with Company securities, including short sales and any transaction involving a publicly traded option, such as a put, call or other derivative security.

•	No Stockholder Rights Plan. We do not currently have a stockholder rights plan in effect and are not currently considering adopting one.
•	Vote Required For Merger or Business Combination. A majority vote of the outstanding shares entitled to vote is needed for the stockholders to approve a merger or business combination.
•

Claw-back Policy.  Our employment agreements with members of our senior management and our long-term incentive plans contain claw-back provisions that provide for remedies in the event we learn, after the senior executive is terminated by us other than for “justifiable cause,” that the senior executive could have been terminated for “justifiable cause.” Although the final rules have not yet been promulgated, the Dodd-Frank Act will also require that we implement a policy providing for the recovery of erroneously paid incentive-based compensation following a required accounting restatement.  Once the final rules are issued by the SEC, we will revise, in a timely manner, our claw-back policies.

Committees of the Board

Our Board has four standing committees: the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation Committee and the Cybersecurity and Data Privacy Committee.  Each committee is comprised of directors who are “independent” under the rules of Nasdaq.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) has a written charter, which can be found under “Corporate Governance– Charters & Policies” on the Investor Relations page of our website at http://investor.destinationxl.com. The Nominating Committee was established to perform functions related to governance of our Company, including, but not limited to, planning for the succession of our CEO and such other officers as the Nominating Committee shall determine from time to time, recommending to the Board individuals to stand for election as directors, overseeing and recommending the selection and composition of committees of the Board, and developing and recommending to the Board a set of corporate governance principles applicable to our Company. The Nominating Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company.  The current members of the Nominating Committee are Messrs. Choper, Bernikow and Presser, each of whom is “independent” under the rules of Nasdaq.  The Nominating Committee met eight times during fiscal 2015, as it worked with Mercer, a third-party consultant, to review the Board’s and committees’ structure and composition.

The Board's current policy with regard to the consideration of director candidates recommended by stockholders is that the Nominating Committee will review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by the Nominating Committee (the current procedures are described below), and conduct inquiries it deems appropriate.  The Nominating Committee will consider for nomination any such proposed director candidate who is deemed qualified by the Nominating Committee in light of the minimum qualifications and other criteria for Board membership approved by the Nominating Committee from time to time.

While the Nominating Committee does not have a formal diversity policy for Board membership and identifies qualified candidates without regard to race, color, disability, gender, national origin, religion or creed, it does seek to ensure the fair representation of all stockholder interests on the Board.  In that regard, in considering candidates for the Board, the Nominating Committee considers, among other factors, diversity with respect to viewpoint, skills and experience.  The Board believes that the use of these general criteria, along with the minimum qualifications listed below, will result in nominees who represent a mix of backgrounds and experiences that will enhance the quality of the Board.

At a minimum, the Nominating Committee must be satisfied that each nominee, both those recommended by the Nominating Committee and those recommended by stockholders, meets the following minimum qualifications:

•	The nominee should have a reputation for integrity, honesty and adherence to high ethical standards.
•

The nominee should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and should be willing and able to contribute positively to our decision-making process.

•	The nominee should have a commitment to understand our Company and our industry and to regularly attend and participate in meetings of the Board and its committees.
•

The nominee should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of ours, which includes stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all of our stakeholders.

•

The nominee should not have, nor appear to have, a conflict of interest that would impair the nominee's ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director.

The current procedures to be followed by stockholders in submitting recommendations for director candidates are as follows:

1. All stockholder recommendations for director candidates must be submitted to the Secretary at our corporate offices located at 555 Turnpike Street, Canton, Massachusetts, 02021 who will forward all recommendations to the Nominating Committee.

2. All stockholder recommendations for director candidates must be submitted to us not less than 120 calendar days prior to the date on which our proxy statement was released to stockholders in connection with our previous year's annual meeting.

3. All stockholder recommendations for director candidates must include the following information:

a. The name and address of record of the stockholder.

b. A representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act.

c. The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate.

d. A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time.

e. A description of all arrangements or understandings between the stockholder and the proposed director candidate.

f. The consent of the proposed director candidate (i) to be named in the proxy statement relating to our annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting.

g. Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Except where we are legally required by contract or otherwise to provide third parties with the ability to nominate directors, the Nominating Committee is responsible for identifying and evaluating individuals, including nominees recommended by stockholders, believed to be qualified to become Board members and recommending to the Board the persons to be nominated by the Board for election as directors at any annual or special meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board. The Nominating Committee may solicit recommendations from any or all of the following sources: non-management directors, the CEO, other executive officers, third-party search firms or any other source it deems appropriate.  The Nominating Committee will review and evaluate the qualifications of any such proposed director candidate, and conduct inquiries it deems appropriate.  The Nominating Committee will evaluate all such proposed director candidates in the same manner, with no regard to the source of the initial recommendation of such proposed director candidate.  Accordingly, there are no differences in the manner in which the Nominating Committee evaluates director nominees recommended by stockholders.  In identifying and evaluating candidates for membership on the Board, the Nominating Committee will take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the candidate would fill a present need on the Board.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act.  The Audit Committee is currently comprised of Messrs. Choper, Mesdag and Mooney.  Each of the members of the Audit Committee is independent, as independence for Audit Committee members is defined under the rules of Nasdaq.  Through May 14, 2015, Mr. Bernikow served on the audit committee and was our audit committee financial expert under the rules of the SEC.  On May 14, 2015, Mr. Mooney replaced Mr. Bernikow as a member of the Audit Committee and serves as our audit committee financial expert.

The Audit Committee operates under a written charter, which can be found under “Corporate Governance- Charters & Policies” on the Investor Relations page of our website at http://investor.destinationxl.com.

The purpose of the Audit Committee is to (i) assist the Board in fulfilling its oversight responsibilities to the shareholders, potential shareholders and the investment community; (ii) oversee the audits of our financial statements and our relationship with our independent registered public accounting firm; (iii) promote and further the integrity of our financial statements and oversee the qualifications, independence and performance of our independent registered public accounting firm (including being solely responsible for appointing, determining the scope of, evaluating and, when necessary, terminating the relationship with the independent registered public accounting firm); and (iv) provide the Board and the independent registered public accounting firm, unfiltered access to each other on a regular basis. The Audit Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company.   The Audit Committee meets at least quarterly and as often as it deems necessary in order to perform its responsibilities. During fiscal 2015, the Audit Committee met six times.

For additional information regarding the Audit Committee, see the “Report of the Audit Committee” included elsewhere in this Proxy Statement.

Compensation Committee

The primary purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to executive compensation.  The Compensation Committee also reviews and makes recommendations to the full Board, or independently approves, regarding all stock-based compensation awards to our executive officers under our equity incentive plans.  The Compensation Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company.  The Compensation Committee met four times during fiscal 2015.  The current members of the Compensation Committee are Messrs. Kyees, Mesdag, Mooney and Porter, each of whom is “independent” under the rules of the Nasdaq. Mr. Choper served on the Compensation Committee until January 30, 2016 and his seat was filled by Mr. Kyees on January 31, 2016.

The Compensation Committee operates under a written charter, which can be found under “Corporate Governance – Charters & Policies” on the Investor Relations page of our website at http://investor.destinationxl.com.

The Compensation Discussion and Analysis recommended by the Compensation Committee to be included in the Proxy Statement is included in this Proxy Statement.  Among other things, the Compensation Discussion and Analysis describes in greater detail the Compensation Committee’s role in the executive compensation process.

Cybersecurity and Data Privacy

On January 28, 2016, upon the recommendation of the Nominating Committee, the Board of Directors approved the formation of the Cybersecurity and Data Privacy Committee (the “Cybersecurity Committee”) to oversee the monitoring and management of cyber risk and data privacy in the Company.  The Cybersecurity Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company.   The current members of the Cybersecurity Committee are Messrs. Kyees and Presser and Ms. Ross.

The Cybersecurity Committee operates under a written charter, which can be found under “Corporate Governance –Charters & Policies” on the Investor Relations page of our website at http://investor.destinationxl.com.

Board Leadership Structure

We currently separate the positions of Chief Executive Officer and Executive Chairman of the Board of Directors. Since 2002, Mr. Holtzman has served as our Chairman and since August 2014 as Executive Chairman. The responsibilities of the Executive Chairman include presiding at all meetings of the Board and stockholders of the Company and any such duties and functions as may from time to time be assigned by the Board.

Separating the positions of Chief Executive Officer and Executive Chairman allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Executive Chairman to lead the Board in its fundamental role of providing independent advice to and oversight of management. Although Mr. Holtzman is not an independent director, our Board believes that having Mr. Holtzman serve as Executive Chairman is the appropriate leadership structure for the Company, given his wealth of retail experience, his extensive knowledge of the Company and his history of innovative and strategic thinking.

In addition, our practice of having a Lead Independent Director presiding at each quarterly in-person meeting, on an alphabetically rotating basis, provides us with an opportunity for fresh insight when the agenda for each Board meeting is set.  It also provides the Board with leadership for the executive sessions of the independent directors.  Each director is also free to communicate directly with the Executive Chairman and with the Chief Executive Officer. The following is a listing of the independent lead director at each of the in-person Board meetings in fiscal 2015 (there is no presiding director for telephonic meetings, for which there was one in fiscal 2015).

Date of Meeting	Presiding Director
May 14, 2015	Ward Mooney
August 13, 2015	George Porter
January 28, 2016	Mitchell Presser

As described above, our Board also has four standing committees, each chair and each member of which is an independent director. Our Board delegates substantial responsibility to each Board committee, which reports their activities and actions back to the full Board. We believe that the independent committees of our Board and their chairpersons are an important aspect of the leadership structure of our Board.

Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our full Board, our executive officers are responsible for the day-to-day management of the material risks we face. The involvement of the full Board in setting our business strategy is a key part of its oversight of risk management and in determining what constitutes an appropriate level of risk for us. The full Board receives updates from our executive officers and outside advisors regarding certain risks our Company faces, including various operating risks and corporate governance best practices. At least annually, our senior management team meets to review our identified risks and compensating controls as well as any potential new risks.  The results of their risk assessment are then presented to the full Board.

In addition, our Board committees each oversee certain aspects of risk management. For example, our Audit Committee is responsible for overseeing the management of risks associated with the Company’s financial reporting, accounting and auditing matters; our Compensation Committee oversees risks associated with our compensation policies and programs; our Cybersecurity Committee oversees the management of risks associated with cyber risk and data privacy issues; and our Nominating Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, and director succession planning. Our Board committees report their findings to the full Board.

Our Chief Executive Officer and Chief Financial Officer attend all meetings of the Board, except executive and independent sessions, and are available to address any questions or concerns raised by the Board on risk management-related and any other matters.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which set forth our governance principles relating to, among other things:

•	director independence;
•	director qualifications and responsibilities;
•	board structure and meetings; and
•	management succession.

A copy of the Governance Guidelines can be found under “Corporate Governance –Charters & Policies” on the Investor Relations page of our corporate website, which is at http://investor.destinationxl.com.

Code of Ethics

We have adopted a Code of Ethics for Directors, Officers and Financial Professionals (the “Code of Ethics”). The full text of the Code of Ethics can be found under “Corporate Governance –Charters & Policies” on the Investor Relations page of the our corporate web site, which is at http://investor.destinationxl.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of our Code of Ethics by posting such information on our website.  We also have a Code of Ethics for all of our associates.  Annually, our directors and associates, including our officers, certify that they have read and are in compliance with our Code of Ethics.

Compensation Committee Interlocks and Insider Participation

For fiscal 2015, the members of the Compensation Committee were Messrs. Choper, Mesdag, Mooney and Porter.  Mr. Choper resigned his position as a member of the Compensation Committee effective January 30, 2016.  His seat was filled by Mr. Kyees on January 31, 2016.  Persons serving on the Compensation Committee had no relationships with our Company in fiscal 2015 other than their relationship to us as directors entitled to the receipt of standard compensation as directors and members of certain committees of the Board and their relationship to us as beneficial owners of shares of our common stock and options exercisable for shares of common stock. No person serving on the Compensation Committee or on the Board is an executive officer of another entity for which an executive officer of ours serves on such entity’s board of directors or compensation committee.

Director Compensation

The Compensation Committee is responsible for reviewing and making recommendations to our Board with respect to the compensation paid to our non-employee directors.

In January 2010, the Company established a Non-Employee Director Stock Purchase Plan to provide a convenient method for its non-employee directors to acquire shares of the Company’s common stock at fair market value by voluntarily electing to receive shares of common stock in lieu of cash for service as a director.  The substance of this plan is now encompassed within the Company’s Second Amended and Restated Non-Employee Director Compensation Plan (the “Non-Employee Director Compensation Plan”). There are 500,000 shares authorized for issuance under this plan for the sole purpose of satisfying elections to receive shares of common stock in lieu of cash for service as a director, of which 330,865 shares remain available for future issuances at January 30, 2016.  The Non-Employee Director Compensation Plan is a stand-alone plan and is not a sub-plan under our 2006 Incentive Compensation Plan (the “2006 Plan”).  Accordingly, shares issued under this plan do not reduce the shares available for issuance under the 2006 Plan.

With respect to the compensation of our non−employee directors, the Compensation Committee’s goal is to maintain a level of compensation paid to our non-employee directors that is in the median of the companies within our peer group as well as similarly-sized companies.  The Compensation Committee has historically retained Sibson Consulting, most recently in June 2013, to review compensation for our non-employee directors in comparison to our then peer group. As described below in “Compensation Discussion and Analysis –-Use of Compensation Consultants,” the Compensation Committee has the authority to retain compensation consultants and other outside advisors, without Board or management approval, to assist it in carrying out its duties, including the evaluation of compensation for our non−employee directors. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors.

For fiscal 2015, our Non-Employee Director Compensation Plan provided that non-employee directors receive an annual retainer of $102,250, which is paid in quarterly installments of $25,562.50.  Each director receives $1,500 for participation in each in-person meeting of the Board and its committees and $750 for participation in each telephonic meeting.  In addition, the Chairman of the Audit Committee receives an annual payment of $10,000, which is paid quarterly.  The Chairmen of the Compensation Committee, Cybersecurity and Data Privacy Committee and Nominating and Corporate Governance Committee each receive an annual payment of $5,000, which is paid quarterly.  Upon the initial election to the Board, a non-employee director will receive a stock option grant of 15,000 shares under the 2006 Plan.

Beginning in fiscal 2015, each non-employee director was required to receive 50% of his or her annual retainer in equity, in the form of stock options, stock or deferred shares.  Because the Non-Employee Director Compensation Plan is not a shareholder approved plan and the acquisition of equity must be voluntary under NASDAQ rules, we cannot utilize shares under this plan to satisfy this mandated election.  Therefore, any grants of equity to satisfy this required election were issued from the 2006 Plan.  Any voluntary election of shares, above this 50% retainer requirement, was issued from the Non-Employee Director Compensation Plan. Stock options and deferred shares will continue to be issued from the 2006 Plan.

We believe that our Non-Employee Director Compensation Plan will support our ongoing efforts to attract and retain exceptional directors to provide strategic guidance to our Company.  We believe that the total compensation that our non-employee directors receive is in line with our current peer group.

Director Compensation Table

The following table sets forth the compensation paid to our directors during fiscal 2015.  David A. Levin is not included in the following table as he is a Named Executive Officer and, accordingly, received no compensation for his services as a director.  Compensation earned by Mr. Levin is included below in the “Summary Compensation Table.”

2015 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Seymour Holtzman, Executive Chairman	$—	$—	$396,750	(3)	$396,750
Alan S. Bernikow	$115,000	$—	$—		$115,000
Jesse Choper	$137,500	$—	$—		$137,500
John E. Kyees	$107,500	$—	$—		$107,500
Willem Mesdag	$117,250	$—	$—		$117,250
Ward K. Mooney	$116,500	$—	$—		$116,500
George T. Porter, Jr.	$117,750	$—	$—		$117,750
Mitchell S. Presser	$112,750	$—	$—		$112,750
Ivy Ross	$107,500	$—	$5,000	(4)	$112,500
(1)

All non-employee directors are required to receive at least 50% of their annual retainer in the form of equity.  For fiscal 2015, Messrs. Bernikow, Choper, Mooney and Ms. Ross elected to receive 50% of their retainer in unrestricted shares of our common stock and Messrs. Kyees and Porter elected to receive deferred stock.  Messrs. Presser and Mesdag elected to receive 100% of their retainers in unrestricted shares of our common stock.  Messrs. Bernikow, Choper, Mooney, Porter and Ms. Ross elected to receive cash for all meetings and Messrs. Presser and Mesdag elected to receive shares of unrestricted stock.  Mr. Kyees elected to receive his fees for meetings in a combination of 50% cash and 50% deferred shares of our common stock.  The number of shares issued as payment for an earned director fee is determined by taking the director fee earned and dividing by the closing price of our common stock on the grant date.  For quarterly retainer fees, the grant date is the first business day of each respective quarter.  For meetings, the grant date is the last business day of the month in which the meeting occurred and for a director’s re-election to the board, the grant date is the last business day of the month in which such re-election occurs.  Mr. Holtzman did not receive any payment for director meetings.

(2)

There were no Stock Awards or Options Awards to any of the directors for fiscal 2015.  Each director had the following number of stock options outstanding at January 30, 2016:  Mr. Bernikow: 25,000; Mr. Choper: 25,000; Mr. Kyees: 43,648; Mr. Mesdag: 15,000; Mr. Mooney: 25,000; Mr. Porter: 44,136; Mr. Presser: 25,000 and Ms. Ross: 15,000.

(3)	Mr. Holtzman received compensation from us pursuant to Employment and Chairman Compensation Agreement. See “Executive Chairman Compensation” below for additional information.
(4)	Ms. Ross received a cash payment of $5,000, paid in quarterly installments, to serve as Chair to the Company’s Interim Marketing Advisory Group.

Executive Chairman Compensation

As of August 7, 2014, Mr. Holtzman is compensated for his services pursuant to an Employment and Chairman Compensation Agreement.  Pursuant to that agreement, Mr. Holtzman serves as both an employee of the Company, reporting to the Board of Directors, and, as Executive Chairman, with the duties of the Chairman of the Board set forth in the Company’s Fourth Amended and Restated By-Laws.  The initial term of the agreement is for two years.  Commencing August 7, 2015, the agreement can be automatically extended for an additional one-year term on each anniversary date. Accordingly, the current expiration date of the agreement is August 7, 2017. As compensation, Mr. Holtzman receives an annual base salary of $24,000 for his employment services and an annual compensation of $372,750 for his services as Executive Chairman.  Sibson Consulting reviewed Mr. Holtzman’s compensation under this agreement and concluded that the total compensation was at the higher end of the range, when compared to our peer group.  The Compensation Committee reviewed the Sibson report and approved the agreement and compensation.

Prior to this arrangement, Mr. Holtzman was compensated for his services pursuant to a consulting agreement with Jewelcor Management Inc. (“JMI”). Under the consulting agreement, Mr. Holtzman received the same compensation as above, $24,000 for his employment services and $372,750 for services as Chairman of the Board.  Mr. Holtzman is the president and chief executive officer and, together with his wife, indirectly, the majority shareholder of JMI.  The consulting agreement with JMI was terminated on August 7, 2014 in connection with the execution of the Employment and Chairman Compensation Agreement, discussed above.

If we engage Mr. Holtzman’s services to assist us in a specific and significant corporate transaction or event, the Compensation Committee, at its discretion, has the right to grant Mr. Holtzman a bonus for his additional services.  No such bonus was granted during fiscal 2015.

Section 6.2(A) of our Fourth Amended and Restated By-Laws states that the Chairman of the Board is to preside at all meetings of the Board of Directors and stockholders of the Corporation and perform such other duties and functions as may from time to time be assigned by the Board of Directors.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis provides a summary of our executive compensation philosophy and programs and discusses the compensation paid to our Chief Executive Officer  (“CEO”) and other named executive officers for fiscal 2015 (collectively, our “Named Executive Officers”).

Our Named Executive Officers for fiscal 2015 were:

➢	David A. Levin, President and CEO
➢	Peter H. Stratton, Jr., Senior Vice President, Chief Financial Officer and Treasurer
➢	Kenneth M. Ederle, Senior Vice President and Chief Merchandising Officer – Planning and Allocation
➢	Robert S. Molloy, Senior Vice President, General Counsel and Secretary
➢	Brian S. Reaves, Senior Vice President and Chief Sales Officer

Fiscal 2015 Company Performance

2015 Financial Summary

Our financial performance in fiscal 2015 was very strong despite a weakening retail apparel environment.  In almost all areas, we met or exceeded our expectations for the year.

➢	Our sales have grown to $442.2 million in fiscal 2015 from $414.0 million in fiscal 2014 and $386.5 million in fiscal 2013.
➢	Comparable Sales for our DXL stores increased 9.7%, up against a prior year increase of 13.7%.
➢	Sales per square foot from our DXL comparable stores increased to $177 from $165 in fiscal 2014 and $150 in fiscal 2013.
➢	Net loss for fiscal 2015 was $(8.4) million, or $(0.17) per diluted share, compared with a net loss of $(12.3) million, or $(0.25) per diluted share, for fiscal 2014.
➢

EBITDA from continuing operations, a non-GAAP measure, has improved from $7.3 million in fiscal 2013 to $23.3 million in fiscal 2015. Due to the intensive capital requirements associated with our DXL conversion strategy, depreciation costs have increased sharply over the past 3 years.  As a result, EBITDA and EBITDA from continuing operations are key performance indicators as to how well our strategy is working for our business.

The following is a summary of results for fiscal 2015, including EBITDA from continuing operations and adjusted net loss per diluted share, which are non-GAAP measures. Please see “Appendix A - Non-GAAP Financial Measures” for a reconciliation of these measures.

	For the fiscal year ending:
	January 30, 2016	January 31, 2015
	(Fiscal 2015)	(Fiscal 2014)
	(in millions, except per share and percentages)
Financial Highlights:
Net loss	$(8.4)	$(12.3)

Operating loss	$(5.1)	$(8.8)
Add back: Depreciation and amortization expense	$28.4	$24.0
EBITDA from continuing operations	$23.3	$15.2

Diluted loss per share:
Net loss	$(0.17)	$(0.25)
Adjusted net loss (1)	$(0.10)	$(0.16)

Shareholder Return (2)
Total 1-year Shareholder Return (3)	(15.4)%
Total 2-year Shareholder Return	(20.1)%
Total 3-year Shareholder Return	(6.5)%
(1)	Adjusted net loss assumes a normalized tax rate of 40%.
(2)

Total 1-year Shareholder Return for fiscal 2015 was calculated by taking the percentage change in stock price from January 30, 2015 to January 29, 2016. Total 2-year Shareholder Return for fiscal 2015 was calculated by taking the percentage change in stock price from January 31, 2014 to January 29, 2016.  Total 3-year Shareholder Return for fiscal 2015 was calculated by taking the percentage change in stock price from February 1, 2013 to January 29, 2016.  No dividends were paid by us.  We calculated all shareholder returns using the closing price of our common stock on the last business day of each fiscal year.

(3)

We do not believe that our stock price of $4.30 at the end of fiscal 2015 was indicative of our progress or improved financial results as a result of our DXL rollout in fiscal 2015. We expect that our shareholder returns may not be representative of our financial performance until we return to profitability which is expected to occur in fiscal 2017.

Fiscal 2015 Executive Compensation Highlights

We believe that the value of compensation awarded to our Named Executive Officers was aligned with the performance of the Company for fiscal 2015. Management’s successful implementation of our DXL strategy is imperative to our long-term growth and profitability.  Accordingly, we have tied a significant portion of the compensation for our management team to the achievement of our short-term and long-term goals.  For Mr. Levin, our CEO, almost 50% of the compensation that he earned in fiscal 2015 was performance-based and the result of achieving or exceeding each of the performance metrics under our annual incentive plan, or “AIP”. For our other Named Executive Officers, almost 30% of the compensation earned by each of them in fiscal 2015 was performance-based.  Participation levels, the performance targets and actual results are discussed below under “Compensation Components, Fiscal 2015 Compensation Decisions, 2016 Annual Incentive Plan Targets and Long-Term Incentive Program – Performance-based annual cash incentive plan – 2015 AIP.” See the “Summary Compensation Table” below for a detailed description of compensation for each Named Executive Officer.

On a comparative basis, the following table shows total compensation earned for each Named Executive Officer for fiscal 2015 as compared to fiscal 2014.  Because the Company’s Long-Term Incentive Plan 2013-2016 (“2013-2016 LTIP”) contains a four-year performance period, there was no opportunity for our Named Executive Officers to earn any long-term performance-based compensation in fiscal 2015 or fiscal 2014.

Named Executive Officer	% Change (1)	Fiscal 2015	Fiscal 2014
David A. Levin	13.3%	$2,026,290	$1,788,363
Peter H. Stratton, Jr.	17.2%	$479,837	$409,252
Kenneth M. Ederle	18.9%	$638,967	$537,394
Robert S. Molloy	9.8%	$574,991	$523,672
Brian S. Reaves	11.5%	$515,288	$462,076

(1)

The increase in compensation for fiscal 2015 as compared to fiscal 2014 is principally due to a higher percentage payout under the 2015 AIP as a result of meeting and/or exceeding fiscal 2015 targets.  The remaining increase is due to second tranche of the 2013-2016 time-based awards vesting at 40% as compared to the first tranche, which was only 20%. See “Compensation Components, Fiscal 2015 Compensation Decisions, 2016 Annual Incentive Plan Targets and Long-Term Incentive Program – Performance-based annual cash incentive plan – 2015 AIP.”

Say-on-Pay

At our 2011 Annual Meeting, stockholders voted on a non-binding advisory proposal as to the frequency with which we should conduct an advisory vote on executive compensation (a "say-on-pay proposal"). At that meeting, and in accordance with the recommendation of our Board of Directors, 93.5% of votes cast voted for the “one-year” frequency for advisory votes on executive compensation and we intend to hold such vote every year, until our next "say-on-pay" frequency vote, which we anticipate to be held at our 2017 Annual Meeting.

At our 2015 Annual Meeting, stockholders had an opportunity to cast a non-binding advisory vote on executive compensation as disclosed in the 2015 Proxy Statement. Of the votes cast on the say-on-pay proposal, 93.9% voted in favor of the proposal. The Compensation Committee considered the results of the 2015 advisory vote and believes that it affirms stockholders' support of our approach to executive compensation, namely to align short- and long-term incentives with the Company’s financial performance as we continue to convert to the DXL format. We will continue to consider the outcome of subsequent say-on-pay votes when making future compensation decisions for our executive officers.

Key Features of Our Executive Compensation Program

We believe that our executive compensation program includes key features that align the compensation for the Named Executive Officers with the strategic goals of the Company and interests of our shareholders.

What We Do	What We Don’t Do
✓Focus on performance-based pay	✗No guaranteed bonuses
✓Balance short-term and long-term incentives	✗No repricing of underwater options
✓Use multiple metrics for performance awards	✗No hedging of Company stock
✓Cap all incentive awards at 150% payout	✗No tax gross up on severance payments
✓Require “double-trigger” change-in-control provisions	✗No active supplemental executive retirement plan
✓Maintain “claw-back” policy
✓Seek to mitigate undue risk in compensation plans
✓Utilize a compensation consultant
✓Provide executives with very limited perquisites

Executive Compensation Philosophy and Objectives

Our Compensation Committee is responsible for establishing, implementing and continually monitoring adherence to our compensation philosophy, and ensuring that the total compensation we pay to our executives is fair, reasonable, competitive and consistent with the interests of the Company’s stockholders.  Our Compensation Committee’s compensation guiding principle is to reward our executives for the achievement of our primary business objectives: successfully complete the transformation to our DXL format, grow our market share within the Big & Tall retail industry, increase earnings and operating margins and, ultimately, increase stockholder returns through stock price gains arising from an increase in earnings and operating margins.

The Compensation Committee believes that the most effective executive compensation program is one designed to:

•	Attract, retain and engage the executive talent we need to deliver on our performance expectations;
•	Reward the achievement of specific annual, long-term and strategic goals through a combination of both cash and stock-based compensation;
•	Align our executives’ interests with those of our stockholders; and
•	Deliver a total compensation opportunity competitive with those available to similarly situated executives at our peer companies.

When reviewing compensation, the Compensation Committee evaluates the pay structure in two primary ways: “total cash compensation” and “total direct compensation.” Total cash compensation consists of an executive’s base salary and annual performance-based cash incentive award, which is tied to our annual performance targets.  Total direct compensation consists of total cash compensation plus target long-term incentive awards.  Our current long-term incentives are designed to reward the achievement of our long-term financial objectives, such as increasing revenue and EBITDA, which we believe is aligned with stockholder returns.

Our executive compensation program is designed to balance the mix of short- and long-term compensation in order to ensure adequate base compensation and annual incentive opportunities to attract and retain executive talent, while providing meaningful incentives for our executives to create long-term value for our Company and our stockholders. Every year, we assess the effectiveness of our compensation plans and are continually working to strengthen our overall compensation program. We also evaluate the financial metrics that we use to measure performance and compare them to those used by our peers. Performance targets under our annual incentive plans may change year-to-year as a result of this continuous review.

Use of Compensation Consultants

The Compensation Committee has the authority to retain compensation consultants and other outside advisors, without Board or management approval, to assist in carrying out its duties, including the evaluation of compensation to be paid to our Named Executive Officers. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors.

The Compensation Committee periodically consults with Sibson Consulting, an independent firm which specializes in benefits and compensation, to advise the Compensation Committee on the structure and competitiveness of our executive compensation program compared to our peer group. The Compensation Committee has assessed the independence of Sibson Consulting and has concluded that no conflict of interest exists with respect to the services that Sibson Consulting performs for our Compensation Committee. Sibson Consulting did not provide any services to the Company other than with respect to the services provided to the Compensation Committee.

Sibson Consulting analyzed compensation and benefits for all of our Named Executive Officers in fiscal 2011 and provided an updated review in January 2012 and again for Mr. Levin in the Spring of 2014 with respect to his compensation and benefits for fiscal 2014. For each of the past three fiscal years, Sibson Consulting has also worked with the Compensation Committee on updating and revising our current annual incentive and long−term incentive plans. Sibson Consulting continues to work with the Compensation Committee on an on-going basis to ensure that the Company’s compensation program remains in line with our peer group as well as with our own business objectives.

Compensation Setting Process

CEO Compensation.  The Compensation Committee’s overall goal is for CEO total direct compensation to fall within the median of our peer group.  This guideline may differ, however, depending on an individual’s qualifications, role content and scope, overall responsibility, past performance and experience, the demand for individuals with the executive’s specific expertise, the Company’s achievement of our financial objectives and the CEO’s contribution to such achievement, among other criteria.

The Compensation Committee is directly responsible for determining the compensation paid to our CEO.  The Compensation Committee, working with Sibson Consulting, compares each element of compensation to published survey data and proxy data from our peer group for executives with comparable positions and responsibilities.

Other Named Executive Officers.  For our senior executives other than our CEO, the Compensation Committee’s overall objective is to provide them with a competitive base salary that is within our peer median, while also providing them with an opportunity for short- and long-term compensation if our Company meets or exceeds its financial targets, such as EBITDA and operating margins.

Our CEO and our Senior Vice President of Human Resources are primarily responsible for determining the compensation paid to our other Named Executive Officers, subject to any input the Compensation Committee may provide.  For benchmarking purposes, several published industry compensation surveys are utilized when determining compensation packages for our other Named Executive Officers.  Through our subscriptions with PayFactors, Salary.com and the National Retail Federation, we have access to the latest compensation data, which includes both base salary and total compensation, inclusive of incentives. While these sites do not identify the specific companies included in the survey, we are able to access information based on industry, size, such as sales volumes, and regional area, among others. In general, we benchmark compensation against companies in the retail industry which are of similar size, based on comparative sales volumes. When recruiting for a senior management position, we will also benchmark against larger or more complex business structures to ensure we attract and retain the best talent to support future growth.  A combination of performance, achievement of goals and survey data, among other criteria, is used to determine each Named Executive Officer’s total direct compensation opportunity.  Like our CEO, our other Named Executive Officers are provided with a competitive base salary within our retail industry and are provided with an opportunity to earn performance awards each year which are primarily driven by our overall financial targets.  See “Compensation Components, Fiscal 2015 Compensation Decisions, 2016 Annual Incentive Plan Targets and Long-Term Incentive Program – Performance–based annual cash incentive plan” and “ – Long-term incentive plans.”

Our Peers

When determining peer companies for use in reviewing and establishing compensation for our Named Executive Officers for fiscal 2015, we chose public companies within the specialty retail apparel business with comparable sales and market capitalization.  For fiscal 2015, Body Central Corp., Cache, Inc. and dELiA*s were removed from the Company’s peer group because each has ceased operations and no new peers were added until fiscal 2016.  The companies in the fiscal 2015 peer group are listed below.

•bebe, inc.	•	Citi Trends	•	Pacific Sunwear
•Big 5 Sporting Goods	•	Destination Maternity	•	Sport Chalet
•The Buckle	•	Hibbett Sports	•	Wet Seal
•Cato Group	•	Kirkland’s, Inc.	•	Zumiez, Inc.
•Christopher & Banks	•	MarineMax, Inc.
(1)

For fiscal 2016, Sport Chalet and Wet Seal were removed due to bankruptcies and the Company added Sportsman’s Warehouse, Tilly’s, Inc., Boot Barn Holdings, Inc., Blue Nile, Inc. and Build-A-Bear Workshop, Inc.

Risk Assessment

We believe that our compensation programs do not provide incentives for unnecessary risk taking by our employees. Our employment agreements with each of our Named Executive Officers include a “claw-back” provision that permits us to demand full repayment of all amounts paid to the executive in the event we learn after the executive’s termination that the executive could have been terminated for “justifiable cause.”  Our emphasis on performance-based annual and long-term incentive awards is also designed to align executives with preserving and enhancing shareholder value. Based on these considerations, among others, we do not believe that our compensation policies and practices create risks that are likely to have a material adverse effect on our Company.

Compensation Components, Fiscal 2015 Compensation Decisions, 2016 Annual Incentive Plan Targets and Long-Term Incentive Program

We believe that our executive compensation policies and practices appropriately balance the interests of our executives with those of our stockholders. Our executive compensation philosophy emphasizes the shared responsibility of our executive officers for the Company’s financial performance. Accordingly, the compensation of our Named Executive Officers, in particular our CEO, is heavily weighted toward “at risk,” performance-based compensation.

The primary components of compensation for our Named Executive Officers include base salary (“fixed compensation”) and annual performance-based cash incentives and long-term incentives (“at-risk compensation”). Although the performance period under our current 2013-2016 LTIP covers a four-year period with no annual performance-based payout, the annual weight of each component leads to the following allocation of potential compensation that each executive can earn.

(1)	Because the 2013-2016 LTIP is a four-year performance-based plan, the annual weight of the LTIP to total compensation is based on the potential payout at target divided by four years.

The components of executive compensation are as follows:

•	Base salary

Base salary represents the fixed component of an executive’s annual compensation.  In order to be competitive in the marketplace and attract the top executive talent, we believe that it is important that our base salary be competitive, generally falling within the median of our industry peers.

Base salaries are reviewed annually and adjustments are influenced by our performance in the previous fiscal year and the executive’s contribution to that performance. The executive’s performance is measured by various factors, including, but not limited to, achievement of specific individual and department goals.  Additionally, adjustments may consider an individual’s promotion that may have occurred during the fiscal year, and any modifications in the individual's level of responsibility.

As mentioned above, the Compensation Committee reviews our CEO’s overall compensation and expects the CEO’s base salary to fall in a range that is within the peer median, with approximately one-third of his total direct compensation to be in the form of base salary.  In making base salary decisions for our other Named Executive Officers, our CEO, working with our Senior Vice President of Human Resources, relies on published industry compensation surveys and targets the market median range.  Any recommended change in the base salary of our other Named Executives Officers is subject to the review and approval of the Compensation Committee.

The Compensation Committee most recently requested of Sibson Consulting to have Mr. Levin’s total direct compensation reviewed in April 2014, at which time the Compensation Committee determined no compensation adjustments were needed.  The Compensation Committee believes that Mr. Levin’s salary continues to be competitive and within our peer median.

The following is a summary of each Named Executive Officer’s base salary, as of each fiscal year’s annual review:

	Fiscal 2016	Fiscal 2015	% change
David A. Levin (1)	$811,200	$811,200	-
Peter H. Stratton, Jr. (2)	$355,000	$285,000	25%
Kenneth M. Ederle	$390,000	$390,000	-
Robert S. Molloy (3)	$345,000	$335,000	3%
Brian S. Reaves	$300,000	$300,000	-
(1)	Mr. Levin has not received an increase in base salary since fiscal 2010. Any increase in total compensation has resulted from performance-based incentive programs.
(2)	Mr. Stratton received a salary adjustment of 25% for fiscal 2016 to align his base salary with our peer group.
(3)	Mr. Molloy received a salary adjustment of 3% for fiscal 2016 to align his base salary with our peer group.

•	Performance-based annual cash incentive plan (AIP)

The Compensation Committee believes that a substantial portion of each Named Executive Officer’s compensation should tie directly to our Company’s financial performance.  Our AIP provides for an annual performance-based cash incentive opportunity for all executives as well as select non-executive employees.  The Compensation Committee believes that an executive’s annual compensation package should include a cash incentive component to provide an additional incentive for the executive to help the Company achieve its annual financial goals, which ultimately benefits our stockholders.

Mr. Levin’s participation in the annual incentive plan is at 100% of his annual salary, whereas our other Named Executive Officers’ participate at 40% of their respective salaries.

2015 AIP

The metrics for achievement under our 2015 AIP reflected the Company’s primary financial goals of increasing top line revenues while protecting merchandise margin and managing expenses during our DXL transition. In addition, sales per square foot, comparable sales from our DXL stores and growth in our customer base were determined to be key metrics for our long-term profitability.

Our established targets for achieving a payout under the 2015 AIP show the rigor of our incentive compensation plans.   Our sales target of $441.7 million represented an increase of 6.7% from actual sales in fiscal 2014 of $414.0 million, and our EBITDA target of $21.5 million represented a 41.4% increase over actual EBITDA in fiscal 2014.  We were able to achieve, and in most cases, exceed our established targets in fiscal 2015, while opening 36 stores and closing 44 stores.

The 2015 AIP targets approved by the Compensation Committee and actual results against these targets are as follows:

2015 Annual Incentive Plan

	Metric	Award % Attributable to Target	Minimum/Maximum Potential Payout	2015 Target	2015 Actual	Payout %
Target 1	Sales	25.0%	100% payout at set target, with 50% payout at 98% of set target and 150% payout at 102%.	$441.7 million	$442.2 million	102.9%
Target 2	Adjusted EBITDA*	25.0%	100% payout out at set target, with 50% payout at 86% of set target and 150% payout at 114%.	$21.5 million	$25.3 million	150.0%
Target 3	Merchandise Margin	15.0%	Target must be achieved for a minimum payout of 100%, with 125% payout at 102.7% of target and 150% of payout at 105% of target.	**	170 basis points greater than target	126.8%
Target 4	DXL Comparable Sales	15.0%	100% payout at set target, with 50% payout at 76.5% of target and 150% of payout at 123.5% of target.	8.5%	9.7%	130.0%
Target 5	DXL Sales per Square Foot	10.0%	100% payout at set target, with 50% payout at 97.7% of target and 150% of payout at 102.3%.	$174	$177	137.5%
Target 6	Customer Counts	10.0%	100% payout at set target, with 50% payout at 98.8% of target and 150% payout at 101.6% of target.	***	99.8% of target	93.4%

* Adjusted EBITDA, as approved by the Compensation Committee on March 18, 2015, is EBITDA adjusted to exclude the compensation accrual for the Wrap-Around plan as well as costs associated with business development, such as International.

** Merchandise margin is a component of gross margin, net of occupancy costs and is not disclosed because we believe it would be a competitive disadvantage to disclose.

*** We do not disclose information regarding our customer base because we believe it would be a competitive disadvantage to disclose.

These targets were derived from the Company’s operating plan for fiscal 2015 and the Compensation Committee believed that it was possible, within an approximate 50% probability, to meet or exceed each of the targets.  As a result of achieving the performance targets for fiscal 2015, on March 15, 2016 the Compensation Committee approved a cash bonus payout of 124.8% under the 2015 AIP and the total cash award paid to 105 participants was approximately $4.9 million.  For comparison purposes, the following is the actual amounts earned by our Named Executive Officers under our 2015 AIP and 2014 AIP:

Named Executive Officer	Fiscal 2015 Actual Payout	Fiscal 2014 Actual Payout
David A. Levin	$1,012,378	$855,573
Peter H. Stratton, Jr.	$142,272	$113,462
Kenneth M. Ederle	$190,848	$149,713
Robert S. Molloy	$167,232	$141,128
Brian S. Reaves	$149,760	$122,338

2016 AIP

Similar to our 2015 AIP, the metrics for achievement under our annual incentive plan for fiscal 2016 are aligned with the Company’s primary financial goals of increasing top line revenues while protecting merchandise margin and managing expenses during our DXL transition. In addition, sales per square foot and comparable sales from our DXL stores remain key metrics for our long-term profitability.  For fiscal 2016, the Company eliminated the customer count as a target and increased the percentage attributable to EBITDA and DXL sales per square foot, because they were more closely aligned with financial success and, ultimately, shareholder returns.

The 2016 AIP financial targets and metrics approved by the Compensation Committee are as follows:

2016 Annual Incentive Plan

	Metric	Award % Attributable to Target	Minimum/Maximum Potential Payout
Target 1	Sales	25.0%	100% payout at set target, with 50% payout at 98.1% of set target and 150% payout at 101.9% of target
Target 2	Adjusted EBITDA	30.0%	100% payout at set target, with 50% payout at 91.0% of set target and 150% payout at 108.9% of target
Target 3	Merchandise Margin	15.0%	Target must be achieved for a minimum payout of 100%, with 125% payout at 102.1% of target and 150% of payout at 104.3% of target.
Target 4	DXL Comparable Sales	15.0%	100% payout at set target, with 50% payout at 61.0% of target and 150% of payout at 139.0% of target
Target 5	DXL Sales per Square Foot	15.0%	100% payout at set target, with 50% payout at 97.9% of target and 150% of payout at 102.1% of target

The Compensation Committee believes that it is possible to meet or exceed the targets set for fiscal 2016. The established targets are intended to be achievable within an approximate 50% probability as a result of executing our operating plan.  The target levels are derived from our annual operating plan and budget for the fiscal year.  The operating plan and budget set forth our internal goals and objectives for our growth and development, and we expect that achieving these goals and objectives will require substantial efforts by the entire Company.  As a result, the likelihood of achieving the 2016 targets reflects the challenges inherent in achieving the goals and objectives in the operating plan and budget.  The Compensation Committee considered the likelihood of achieving the target levels when approving the target amount, including historical achievement by our executive officers.

Assuming we achieve 100% of the above targets for fiscal 2016, we estimate that the total potential payout under the 2016 AIP would be approximately $4.3 million, of which $1.4 million would be paid to our Named Executive Officers as set forth below, and the remaining amount would be paid to the approximately 107 other participants.

Named Executive Officer	Fiscal 2016 Potential Payout at Target
David A. Levin	$811,200
Peter H. Stratton, Jr.	$134,462
Kenneth M. Ederle	$156,000
Robert S. Molloy	$136,923
Brian S. Reaves	$120,000
•	Long-term incentive plans

Long-term incentive plans (“LTIPs”) are an important component of our executive compensation program, as they are designed to align the interests of our executives with those of our stockholders to create long-term value and to promote long-term retention of our executives.  Since the Company adopted its first LTIP in 2008, the Compensation Committee has not made annual discretionary grants of stock options or other equity-based awards.

2013-2016 Long-Term Incentive Plan (“LTIP”)

In 2013, the Compensation Committee approved our 2013-2016 LTIP, which was designed for the specific purpose of retaining and rewarding our executives for the efforts required for the Company to transition to the DXL concept, which was originally expected to be four years.  In 2013, each participant was granted an unearned and unvested award equal to four times their annual salary multiplied by their long-term incentive program percentage, which was 100% for the CEO and 70% for our other Named Executive Officers (the “Projected Benefit Obligation”).  This award consisted of a combination of restricted stock, stock options and cash.  Of the total award, 50% is subject to time-based vesting and 50% is subject to performance-based vesting.  The time-vested portion of the award (half of the shares of restricted stock, options and cash) vests in three installments with the first 20% having vested at the end of fiscal 2014 and the second installment having vested at the end of fiscal 2015.  The remaining 40% will vest at the end of fiscal 2016.

For the performance-based portion of the award to vest, the Company must achieve revenue of at least $600 million and an operating margin of not less than 8.0% for the participants to receive 100% vesting of the performance-based portion of the Projected Benefit Amount. If the Company does not meet the performance target at the end of fiscal 2016, but the Company is able to achieve revenue equal to or greater than $510 million at the end of fiscal 2016 and the operating margin is not less than 8.0%, then the participants will receive a pro-rata portion of the performance-based award based on minimum sales of $510 million (50% payout) and $600 million (100% payout).

The targets for the performance-based portion of the awards were based on having an estimated 215 to 230 DXL stores open by the end of fiscal 2015.  At the beginning of fiscal 2014, however, the Board approved a strategic change to slow the timing of the transition, which it expected would improve the Company’s liquidity position during the transition while still achieving a successful rollout, although over a longer time period.  In light of the strategic shift and the reduced number of DXL stores expected to be opened during the rollout, it became clear that the performance component of the 2013-2016 LTIP would most likely not be achievable.  As a result, the participants in the 2013-2016 LTIP would likely have no opportunity to earn any performance-based compensation for four years, during which time we expect to have significantly transitioned the Company to the DXL concept.   The Compensation Committee did not want to penalize the participants as a result of this strategic shift.  After consultation with Sibson Consulting, in late 2014, the Compensation Committee established a supplemental plan, the “Wrap-Around Plan,” that exists at the same time as the 2013-2016 LTIP, but will be triggered only if there is no payout on the performance component of the 2013-2016 LTIP, as further described below.

Wrap-Around Plan

The Wrap-Around Plan is a supplemental performance-based incentive plan that is effective only if the Company does not meet the performance targets set forth above in the 2013-2016 LTIP.  The performance targets under the Wrap-Around Plan reflect the Company’s forecasted operating results for fiscal 2016 given the revised store roll-out.

Under the Wrap-Around Plan, if the target performance metrics for fiscal 2016 are met, participants will be eligible to receive a payout equal to 80% of the dollar value of the performance-based compensation that they were eligible to receive under the 2013-2016 LTIP.   The following is a summary of the key features of the Wrap-Around Plan:

Effective date	•Triggered, if and only if, there is no vesting of performance-based awards under the 2013-2016 LTIP and, as a result, all performance-based awards under that plan are forfeited.
Two Performance Metrics (weighted 50%-50%)	•Sales and EBITDA for fiscal 2016 •However, the EBITDA target must be met for any payout under either metric.
Awards Earned Will be Payable	•50% restricted stock •50% cash •Each participant’s maximum potential benefit is the same as the performance-based component under the 2013-2016 Plan.
Share Price Bonus (1)

If, at the close of business on the day that the Company’s earnings for fiscal 2016 are publicly released, the Company’s share price is at least $6.75, then the 50% of the award value to be settled in shares of restricted stock will be increased as follows:

•20% at $6.75

•30% at $7.25 or higher

•Straight-line interpolation for any price in between

Vesting of Awards	Any awards granted will not become fully vested until the last day of the second quarter of fiscal 2017.

(1)

A significant component of the 2013-2016 Plan was that all awards were granted unvested and un-exercisable at the onset of the plan, thereby providing each participant with an opportunity to benefit in the growth of the share price if the performance targets were met.  Under the Wrap-Around Plan, any award earned will not be granted until the first quarter of fiscal 2017.  Further, if the share price at the time of grant under the Wrap-Around Plan is significantly higher than the share price of the awards granted under the 2013-2016 LTIP, each participant will receive fewer shares.  If the closing stock price is higher on the date of grant, it would likely be attributable to a successful transition to the DXL concept, yet the participants would receive fewer shares for their successful efforts.  The Share Price Bonus feature is intended to address this.

The Compensation Committee believes that our performance metrics under the Wrap-Around Plan are rigorous and are established with the expectation that they have a 50% probability of being achieved.  To achieve them will require a great deal of focus and effort, which will benefit shareholders and participants alike.  The performance targets for the Wrap-Around Plan will be disclosed once the performance period has ended.

The following table illustrates the total cumulative value to each of the Named Executive Officers over the term of the 2013-2016 LTIP (1) assuming that the Company is able to achieve the performance targets and the Wrap-Around Plan does not become effective and (2) assuming the performance targets are not achieved under the 2013-2016 LTIP and the Wrap-Around Plan is triggered and payouts are at target:

	Potential Payout under 2013-2016 LTIP (assuming time-based and performance-based targets are met)			Potential Payout under 2013-2016 LTIP (time-based) and Wrap-Around Plan (performance-based)
Named Executive Officer	Value of time-vested awards(cash and equity)	Value of unearned performance-based awards (cash and equity)	Total potential payout under 2013-2016 LTIP	Value of time-vested awards(cash and equity) under 2013-2016 LTIP	Value of performance-based awards under 2013-2016 LTIP	Value of performance-based awards under the Wrap-Around	Value of share bonus assuming $6.75 share price	Total potential payout under 2013-2016 LTIP with Wrap-Around
David A. Levin	$1,622,400	$1,622,400	$3,244,800	$1,622,400	$-	$1,297,920	$129,792	$3,050,112
Peter H. Stratton, Jr.	$280,000	$280,000	$560,000	$280,000	$-	$224,000	$22,400	$526,400
Kenneth M. Ederle	$455,000	$455,000	$910,000	$455,000	$-	$364,000	$36,400	$855,400
Robert S. Molloy	$455,000	$455,000	$910,000	$455,000	$-	$364,000	$36,400	$855,400
Brian S. Reaves	$385,000	$385,000	$770,000	$385,000	$-	$308,000	$30,800	$723,800

2016-2017 LTIP

With the 2013-2016 LTIP and Wrap-Around Plan expiring at the end of fiscal 2016, on March 15, 2016, the Compensation Committee approved the Destination XL Group, Inc. Long-Term Incentive Plan (the “New LTIP”).

The 2013-2016 LTIP and Wrap-Around Plans were primarily established to help retain the Company’s management team during its initial transition to its DXL store format, while tying any reward earned to the achievement of this long-term objective. As the Company continues with the DXL concept beyond the initial implementation/roll-out phase, the Compensation Committee has adopted the New LTIP to continue to align the Company with the best practices of similar long-term incentive plans of its peers. The New LTIP will continue to support the Company’s ongoing efforts to attract, retain and develop exceptional talent and enable it to provide incentives directly linked to the Company’s short- and long-term objectives as well as increased shareholder value.

Under the terms of the New LTIP, each year the Compensation Committee will establish performance targets which will cover a two-year performance period (each a “Performance Period”), thereby creating overlapping Performance Periods.  Each participant in the plan will be entitled to receive an award based on that participant’s “Target Cash Value” which is defined as the participant’s annual base salary (on the participant’s effective date) multiplied by his or her long-term incentive program percentage, which is 100% for the Company’s executive officer, 70% for its senior executives and 25% for other participants in the plan.  Because of the overlapping two-year Performance Period, the Target Cash Value for any award is based on one year of annual salary, as opposed to two years, to avoid doubling compensation in any given fiscal year.

For each participant, 50% of the Target Cash Value is subject to time-based vesting and 50% is subject to performance-based vesting.  The time-vested portion of the award will vest in two installments with 50% of the time-vested portion vesting on April 1 following the fiscal year end which marks the end of the applicable Performance Period and 50% vesting on April 1 the succeeding year. The performance-based vesting is subject to the achievement of the performance target(s) for the applicable Performance Period.   Any performance award granted will vest on August 31 following the end of the applicable Performance Period.

Because we are still in the process of converting to our DXL concept and will be continuing to open DXL retail and outlet stores while closing more of our Casual Male XL retail and outlet stores, the Compensation Committee believes that a two-year performance period with a subsequent six-month holding period is appropriate until we complete this conversion. As mentioned above, the time-based portion will vest over three years, with the second one-half of the time-based payout being made one-year after the end of the performance period.

The Compensation Committee established two performance targets for the 2016-2017 Performance Period under the New LTIP (the “2016-2017 LTIP”), each weighted 50%, and further approved that all awards under the 2016-2017 LTIP would be issued in restricted stock units.  The performance targets for the 2016-2017 LTIP are:

➢	EBITDA for fiscal 2017, defined as earnings before interest, taxes, depreciation and amortization (minimum threshold 85% of target; maximum award 115% of target).
➢

DXL Comparable Store Marginal Cash-Over-Cash Return, defined as the aggregate of each comparable DXL store’s four-wall cash flow for fiscal 2017 divided by the aggregate capital investment, net of any tenant allowance, for each comparable DXL store (minimum threshold 92% of target; maximum award 108% of target).

The Compensation Committee sees these two metrics as key measures to ensure that our DXL strategy is successful. As mentioned above, with the substantial new store growth over the past three years, our depreciation costs have increased sharply, which has a short-term impact on net income (loss) and, therefore, EBITDA is a more meaningful measure which we think is best to use to determine how well our DXL concept is performing.  Due to its importance in measuring our performance, there is some overlap between our short-term and long-term metrics as it relates to EBITDA. As with our 2016 AIP, we will disclose our targets once the performance period has ended.

•	Discretionary Cash and Equity Awards

There were no discretionary cash or equity awards granted to our Named Executive Officers in fiscal 2015.

In particular circumstances, we also utilize cash signing bonuses and equity-based awards when certain employees join the Company.

•	Other Compensation

In addition to our life insurance programs available to all of our employees, we also pay the insurance premium for an additional $2.0 million life insurance policy for Mr. Levin to the benefit of his designated beneficiaries.

We offer our senior executives, including our Named Executive Officers, supplemental disability insurance and long-term care and pay a portion of the premiums, which we do not do for our other employees.

Our Named Executive Officers also receive benefits under certain group health, long-term disability and life insurance plans, which are generally available to all of our eligible employees.

After six months of service with us, all of our employees, including our Named Executive Officers, are eligible to participate in our 401(k) Plan and after one year of employment, are eligible to receive a Company match.  For fiscal 2015, we matched 100% of the first 1% of deferred compensation and 50% of the next 5% (with a maximum contribution of 3.5% of eligible compensation).  Benefits under these plans are not tied to corporate performance.

•	Termination Based Compensation

We have employment agreements with our CEO and all of our other Named Executive Officers.  Upon termination of employment, each executive is entitled to receive severance payments under his/her employment agreement(s) in the event of a termination without justifiable cause.  These employment agreements are discussed in detail below in the section “Employment Agreements” following the “Summary Compensation Table.”  Our employment agreements do not contain any tax gross-ups pursuant to Section 280(g) of the Internal Revenue Code.

•	Tax Implications

Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million in any fiscal year is limited and is not deductible by the Company for federal income tax purposes unless the compensation qualifies as "performance-based compensation" under Section 162(m).  The Compensation Committee will consider whether a form of compensation will be deductible under Section 162(m) in determining executive compensation, though other factors will also be considered.  The Compensation Committee may authorize compensation payments that do not comply with the exemptions to Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Company, have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
George T. Porter, Jr., Chairman
Jesse Choper *
John E. Kyees *
Willem Mesdag
Ward K. Mooney

* Mr. Choper was a member of the Compensation Committee until January 30, 2016 and participated in the review and discussions relating to compensation for fiscal 2015 referred to in the Compensation Discussion and Analysis.  Mr. Kyees became a member of the Compensation Committee on January 31, 2016.

Summary Compensation Table.  The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by us with respect to our "Named Executive Officers" for fiscal 2015.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1) (2)	Option Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
David A. Levin	2015	$811,200	—	—	—	$1,174,618	—	$40,472	$2,026,290
President and Chief Executive	2014	$811,200	—	—	—	$936,693	—	$40,470	$1,788,363
Officer	2013	$811,200	—	$811,200	$405,600	$116,002	—	$38,460	$2,182,462

Peter H. Stratton, Jr. (5)	2015	$285,000	—	—	—	$170,272	—	$24,565	$479,837
Senior Vice President, Chief	2014	$257,443	—	—	—	$127,462	—	$24,347	$409,252
Financial Officer and Treasurer

Kenneth M. Ederle	2015	$380,769	—	—	—	$236,348	—	$21,850	$638,967
Senior Vice President and Chief	2014	$343,269	—	—	—	$172,463	—	$21,662	$537,394
Merchandising Officer -	2013	$313,462	—	$227,500	$113,750	$15,785	—	$21,473	$691,970
Planning and Allocation
Robert S. Molloy	2015	$335,000	—	—	—	$212,732		$27,259	$574,991
Senior Vice President, General	2014	$332,308	—	—	—	$163,878	—	$27,486	$523,672
Counsel and Secretary	2013	$325,000	—	$227,500	$113,750	$16,266	—	$25,188	$707,704

Brian S. Reaves	2015	$300,000	—	—	—	$188,260	—	$27,028	$515,288
Senior Vice President and	2014	$293,269	—	—	—	$141,588	—	$27,219	$462,076
Chief Sales Officer	2013	$275,000	—	$192,500	$96,250	$13,764	—	$24,400	$601,914
(1)

The amounts reflect the fair value, as of grant date, of non-performance awards computed in accordance with FASB ASC Topic 718, and not the actual amount paid to or realized by the Named Executive Officers during the applicable fiscal year.  The fair value of each stock option award is estimated as of the date of grant using a Black-Scholes valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note A to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

(2)

Excluded from the Stock Awards and Option Awards columns are the fair values associated with the grant in fiscal 2013 of performance-based awards computed in accordance with FASB ASC Topic 718.  As of January 30, 2016, the achievement of the performance targets were not deemed probable and, therefore, no compensation expense has been recognized through the end of fiscal 2015.  As a result, the following fair values, at the highest performance level, associated with the grant of performance-based awards to each of the Named Executive Officers are not reflected in the table above:

	Stock Awards	Option Awards
David Levin	$811,200	$405,600
Peter Stratton	140,000	70,000
Kenneth Ederle	227,500	113,750
Robert Molloy	227,500	113,750
Brian Reaves	192,500	96,250

(3)

Represents cash awards earned under the AIP and the time-vested portion of the 2013-2016 LTIP.  See “2015 Non-Equity (Cash) Incentive Plan Compensation” for detail and the “Grants of Plan-Based Awards” table for the total estimated possible payouts over the term of the 2013-2016 LTIP.

(4)	See table below for a breakdown of “All Other Compensation.”
(5)	Mr. Stratton was appointed Senior Vice President, Chief Financial Officer and Treasurer on June 1, 2014.

The following table is a supplement to the Summary Compensation Table and provides a breakdown of the non-equity incentive-based awards earned by each Named Executive Officers in fiscal 2015.

2015 Non-Equity (Cash) Incentive Plan

	Long-Term Incentive Plan (1)	Annual Incentive Plan (2)	Totals Non-Equity Incentive Plan Compensation
David A. Levin	$162,240	$1,012,378	$1,174,618
Peter H. Stratton, Jr.	$28,000	$142,272	$170,272
Kenneth M. Ederle	$45,500	$190,848	$236,348
Robert S. Molloy	$45,500	$167,232	$212,732
Brian S. Reaves	$38,500	$149,760	$188,260

(1)	Each Named Executive Officer earned 40% of the time-based portion of the cash award under the 2013-2016 LTIP in fiscal 2015.
(2)	Each Named Executive Officer earned a cash bonus, with a payout of 124.8% of performance targets.

The table below sets forth the components of All Other Compensation listed above in the Summary Compensation Table.

Name	Year	Auto Allowance	401(k) Match	Life Insurance Premiums	Long-Term Healthcare Premiums	Supplemental Disability Insurance	Total Other Compensation
David A. Levin	2015	$10,000	$9,275	$3,585	$6,033	$11,579	$40,472
	2014	$10,000	$9,100	$3,255	$6,536	$11,579	$40,470
	2013	$10,000	$8,925	$2,958	$5,028	$11,549	$38,460
Peter H. Stratton, Jr.	2015	$8,400	$9,275	$—	$4,034	$2,856	$24,565
	2014	$8,400	$9,100	$—	$4,370	$2,477	$24,347

Kenneth M. Ederle	2015	$8,400	$9,275		$—	$4,175	$21,850
	2014	$8,400	$9,100	$—	$—	$4,162	$21,662
	2013	$8,400	$8,925	$—	$—	$4,148	$21,473
Robert S. Molloy	2015	$8,400	$9,275	$—	$4,821	$4,763	$27,259
	2014	$8,400	$9,100	$—	$5,223	$4,763	$27,486
	2013	$8,400	$8,925	$—	$3,100	$4,763	$25,188
Brian S. Reaves	2015	$8,400	$9,275	$—	$4,715	$4,638	$27,028
	2014	$8,400	$9,100	$—	$5,107	$4,612	$27,219
	2013	$8,400	$8,925	$—	$2,463	$4,612	$24,400

Employment Agreements

Chief Executive Officer

We have an employment agreement with Mr. Levin, which was revised and restated as of November 5, 2009. The initial three-year term of Mr. Levin’s employment agreement (the “Employment Agreement”) was January 1, 2009 through December 31, 2011.  On January 1, 2011 and thereafter on each anniversary of the employment agreement’s commencement date, the term is extended for a one-year period, making Mr. Levin’s employment agreement a rolling two-year agreement after the initial three-year term.

The Employment Agreement requires Mr. Levin to devote substantially all of his time and attention to our business as necessary to fulfill his duties. The Employment Agreement provides that Mr. Levin would be paid a base salary at annual rate of $811,200, with an annual automobile allowance of $10,000.

Mr. Levin is eligible to participate in our AIP at a target rate of 100% of his actual annual base salary, as defined in that plan, and in our LTIP at a target incentive rate of 100% of his combined actual annual base earnings for the incentive period.  The Employment Agreement also provides for the payment of discretionary bonuses in such amounts as may be determined by the Compensation Committee or Board of Directors.

The Employment Agreement provides that in the event Mr. Levin’s employment is terminated by the Company at any time for any reason other than “justifiable cause” (as defined in the Employment Agreements), disability or death, or in the event Mr. Levin resigns with “good reason” (as defined in the Employment Agreement), we are required to pay Mr. Levin the following:

•	A pro rata bonus under the AIP;
•	A pro-rata vesting of LTIP awards; and
•

A severance comprised as the sum of (1) Mr. Levin’s monthly base salary then in effect plus (2) a monthly amount calculated by dividing by twelve the average of the sum of (i) the annual incentive bonuses earned under the AIP and (ii) the cash amounts paid to Mr. Levin pursuant to the LTIP or the cash value of the options or stock issued to Mr. Levin, during each of the two most recent fiscal years, with the monthly sum of (1) plus (2) payable for 24 consecutive months. This severance benefit is conditioned upon Mr. Levin’s execution of a general release.

The above-listed payments are not made if Mr. Levin is terminated with “justifiable cause,” if Mr. Levin resigns and such resignation is not for “good reason”, or Mr. Levin dies or becomes disabled; provided, however, that if Mr. Levin’s employment terminates by reason of death, disability or retirement on or after age 65, Mr. Levin shall be entitled to a pro-rata bonus under the AIP.

In the event Mr. Levin’s employment is terminated at any time within one year following a Change of Control (as defined in the Employment Agreement) other than for "justifiable cause," or if Mr. Levin resigns for “good reason”, Mr. Levin is entitled to receive a lump sum payment equal to the sum of two times his base salary, and two times his target annual incentive bonus under the AIP for the fiscal year in which the Change of Control occurs.  Payments made under this provision are to be reduced if and to the extent necessary to avoid any payments or benefits to executive being treated as “excess parachute payments” within the meaning of Internal Revenue Code Section 280G(b)(i).  This payment also is conditioned upon Mr. Levin’s execution of a general release.

The Employment Agreement contains confidentiality provisions pursuant to which Mr. Levin agrees not to disclose confidential information regarding our Company. The Employment Agreement also contains covenants pursuant to which he agrees, during the term of his employment and for a one-year period following the termination of his employment, not to have any connection with any business which is a specialty retailer that primarily distributes, sells or markets so-called “big and tall” apparel of any kind for men or which utilizes the “big and tall” retail or wholesale marketing concept as part of its business.

The Employment Agreement also provides that we will, during the term of employment, pay the insurance premiums under one or more life insurance policies on Mr. Levin’s life pursuant to an arrangement under which $2,000,000 of the death benefit under the policy or policies would be payable to Mr. Levin’s named beneficiary (with the executive officer making the election of the designated beneficiary) upon Mr. Levin’s death.

Senior Executives

We also have employment agreements with each of our Senior Executives (the “Sr. Exec. Employment Agreements”). The term of each employment agreement begins on the respective effective date and continues until terminated by either party. Our Senior Executives are eligible to participate in our AIP.  During fiscal 2015, they participated at a target rate of 40% of their respective average base salaries.  Senior Executives are also eligible to participate in our LTIPs at 70% of their respective average base salaries, as defined in the plan, depending on our performance (based on long-term performance goals). Each executive is entitled to vacation and to participate in and receive any other benefits customarily provided by us to our senior executives.

The Sr. Exec. Employment Agreements provide that in the event the executive officer’s employment is terminated by us at any time for any reason other than “justifiable cause” (as defined in the Sr. Exec. Employment Agreements), disability or death, we are required to pay the executive his or her then current base salary for five months after the effective date of such termination.  This severance benefit is conditioned upon the senior executive’s execution of a general release.

The above-listed payments are not made if the senior executive is terminated with “justifiable cause,” the senior executive resigns, or the senior executive dies or becomes disabled.

In the event the senior executive’s employment is terminated at any time within one year following a Change of Control (as defined in the Sr. Exec. Employment Agreement) other than for "justifiable cause," or if the senior executive resigns for “good reason,” we shall pay the senior executive an amount equal to twelve months of executive’s highest base salary in effect at any time during the six month period ending on the date of the Change of Control.  This payment also is conditioned upon the senior executive’s execution of a general release.  Payments made under this provision are to be reduced if and to the extent necessary to avoid any payments or benefits to senior executive being treated as “excess parachute payments” within the meaning of Internal Revenue Code Section 280G(b)(i).

The Sr. Exec. Employment Agreements contain confidentiality provisions pursuant to which each senior executive agrees not to disclose confidential information regarding our Company. The Sr. Exec. Employment Agreements also contain covenants pursuant to which each senior executive agrees, during the term of his employment and for a one-year period following the termination of his employment, not to have any connection with any business which is a specialty retailer that primarily distributes, sells or markets so-called “big and tall” apparel of any kind for men or which utilizes the “big and tall” retail or wholesale marketing concept as part of its business.

Claw-Back Provision

Our employment agreements contain a “claw-back” provision which provides for remedies in the event we learn, after the executive’s termination by us, other than for “justifiable cause”, that his or her termination could have been terminated for “justifiable cause”.  Pursuant to the employment agreements, an executive shall be required to pay to the Company all amounts paid to the executive other than such portion of an executive’s base salary and reimbursement of expenses accrued through the date of the termination; all vested and unvested awards, as defined therein, held by the executive shall immediately expire; and the executive shall be required to pay to the Company an amount equal to any gains resulting from the exercise or payment of any awards.

Subject to the implementation of final rules by the SEC, the Dodd-Frank Act requires that we implement a policy providing for the recovery of erroneously paid incentive-based compensation following a required accounting restatement. Once the final rules are issued by the SEC, we will revise, in a timely manner, the current claw-back provision of our employment agreements. In addition, under the Sarbanes-Oxley Act, our CEO and CFO are required to reimburse the Company for bonuses and other incentive compensation and stock sale profits if the Company is required to restate its financial statements, as a result of misconduct, due to material noncompliance with the financial reporting requirements of the securities laws.

Grants of Plan-Based Awards.  The following table sets forth certain information with respect to plan-based awards granted to the Named Executive Officers in fiscal 2015.

2015 GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($ / Sh)	($)

David A. Levin	3/18/2015	$466,440	$811,200	$1,216,800	—	—	—	—	—	—	—
Peter H. Stratton, Jr.	3/18/2015	$65,550	$114,000	$171,000	—	—	—	—	—	—	—
Kenneth M. Ederle	3/18/2015	$89,700	$156,000	$234,000	—	—	—	—	—	—	—
Robert S. Molloy	3/18/2015	$77,050	$134,000	$201,000	—	—	—	—	—	—	—
Brian S. Reaves	3/18/2015	$69,000	$120,000	$180,000	—	—	—	—	—	—	—

(1)

On March 18, 2015, the Compensation Committee approved the annual targets pursuant to our 2015 AIP.  The threshold, target and maximum payouts for each executive was estimated based on achieving 50%, 100% and 150% of the payout targets set by the Compensation Committee.  See “Compensation Components, Fiscal 2015 Compensation Decisions, 2016 Annual Incentive Plan Targets and Long-Term Incentive Program – Performance-based annual cash incentive plan (AIP) –2015 AIP” above for more information on the targets set under the 2015 AIP.  On March 15, 2016, the Compensation Committee determined that the performance targets under the 2015 AIP were achieved and approved a payout of 124.8%.  The respective cash payment to each of the Named Executive Officers is included in the Summary Compensation Table (and the supplemental 2015 Non-Equity (Cash) Incentive Plan Compensation Table) for fiscal 2015.

Outstanding Equity Awards at Fiscal Year-End.  The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers at the end of fiscal 2015.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)		($)	Date	(#)		($)(1)	(#)		($)(1)
David A. Levin	117,565	78,377	195,942	(3)	$5.04	5/28/2023
							64,381	(2)	$276,838	160,952	(3)	$692,094
Peter H. Stratton, Jr.	8,587				$4.19	3/16/2021
	20,289	13,527	33,816	(3)	$5.04	5/28/2023
							11,111	(2)	$47,777	27,777	(3)	$119,441
Kenneth M. Ederle	10,000				$7.52	10/22/2017
	32,970	21,981	54,951	(3)	$5.04	5/28/2023
							18,056	(2)	$77,641	45,138	(3)	$194,093
Robert S. Molloy	20,606				$3.20	3/19/2020
	13,955				$4.19	3/16/2021
	32,970	21,981	54,951	(3)	$5.04	5/28/2023
							18,056	(2)	$77,641	45,138	(3)	$194,093
Brian S. Reaves	17,183				$4.19	3/16/2021
	27,896	18,600	46,496	(3)	$5.04	5/28/2023
							15,278	(2)	$65,695	38,194	(3)	$164,234

(1)	The value of shares was calculated using the closing price of our common stock of $4.30 on January 30, 2016.
(2)	These equity awards represent awards granted on May 28, 2013 in connection with our 2013-2016 LTIP and represent the unvested portion of the time-based awards.
(3)

These equity awards represent awards granted on May 28, 2013 in connection with our 2013-2016 LTIP and represent unearned and unvested performance-based awards.  See “Compensation Components, Fiscal 2015 Compensation Decisions, 2016 Annual Incentive Plan Targets and Long-Term Incentive Program –Long-Term Incentive Plans –2013-2016 Long-Term Incentive Plan” above for more information.

Option Exercises and Stock Vested Table.  The following table sets forth information for the Named Executive Officers with respect to the exercise of option awards and the vesting of stock awards during fiscal 2015.

2015 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of shares Vested (#)	Value Realized on Vesting ($)(1)
David A. Levin	-	-	64,381	$276,838
Peter H. Stratton, Jr.	-	-	11,111	$47,777
Kenneth M. Ederle	-	-	18,055	$77,637
Robert S. Molloy	-	-	18,055	$77,637
Brian S. Reaves	-	-	15,278	$65,695

(1)

The “Value Realized on Exercise” is the difference between the market price of the underlying security at exercise and the exercise price of the option.  The “Value Realized on Vesting” is the market price of the underlying security on the date of vesting.  The value realized is for informational purposes only and does not purport to represent that such individual actually sold the underlying shares, or that the underlying shares were sold on the date of exercise. Furthermore, such value realized does not take into consideration individual income tax consequences.

Pension Benefits

None of our Named Executive Officers was a participant in any pension plan and, therefore, none has accumulated benefits.

Non-Qualified Deferred Compensation

We do not offer to our executive officers or employees any defined contribution or similar plan that provides for the deferral of compensation on a basis that is not tax-qualified. We offer a 401(k) savings plan to all of our employees eligible to participate, as further described below.

401(k) Plans

The Company has one defined contribution plan, the Destination XL Group, Inc. 401(k) Savings Plan (the “401(k) Plan”).  Under the 401(k) Plan, the Company offers a qualified automatic contribution arrangement (“QACA”) with the Company matching 100% of the first 1% of deferred compensation and 50% of the next 5% (with a maximum contribution of 3.5% of eligible compensation).  As of January 1, 2015, employees who are 21 years of age or older are eligible to make deferrals after 6 months of employment and are eligible to receive a Company match after one year of employment and 1,000 hours.

Our Named Executive Officers are eligible to participate in the 401(k) Plan, and the amount of any Company match to our Named Executive Officers is set forth above in the “All Other Compensation” table.

Key Man Insurance

We have a key man life insurance policy on the life of Mr. Levin in the amount of $2,000,000.

EQUITY COMPENSATION PLAN INFORMATION

The following is a summary of information with respect to our equity compensation plans as of January 30, 2016:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	2,728,621	$5.00	1,014,685	(3)
Equity compensation plans not approved by security holders (2)	—	—	330,865
Total	2,728,621	$5.00	1,345,550	(3)

(1)

During fiscal 2015, we had one stockholder-approved equity compensation plan, our 2006 Incentive Compensation Plan (as amended, the “2006 Plan”).  Pursuant to the 2006 Plan, at January 30, 2016, we had a total of 7,250,000 shares authorized for issuance, of which 1,014,685 shares were available for future issuances.   The 2006 Plan will expire on July 31, 2016.  The Company is submitting a new equity compensation plan to shareholders for approval in August 2016, see “Proposal 2 – To Approve the Adoption of the Company’s 2016 Incentive Compensation Plan”.

Of the 2,728,621 options outstanding at January 30, 2016, approximately 1,181,168 options are subject to the achievement of performance targets.  At January 30, 2016, the performance targets were not deemed probable and as a result no compensation expense was recognized as of January 30, 2016.  See “Compensation Discussion and Analysis- Compensation Components, Fiscal 2015 Compensation Decisions, 2016 Annual Incentive Plan Targets and Long-Term Incentive Programs” for more information.

(2)

Pursuant to our Non-Employee Director Compensation Plan, we have 500,000 shares authorized for stock issuances in lieu of cash director fees, of which 330,865 shares remained available at January 30, 2016.  For a description of our Non-Employee Director Compensation Plan, see “Director Compensation”.

(3)

Our 2006 Plan includes a limitation of 4,250,000 shares which may be issued in the form of restricted stock, deferred stock, performance awards or other stock-based awards.  At January 30, 2016, 910,279 shares remained subject to this limitation.

Subsequent to the end of fiscal 2015, in April 2016, we granted 427,874 time-based restricted stock units in connection with our 2016-2017 LTIP.

Certain Relationships and Related Transactions

Seymour Holtzman/Jewelcor Management, Inc. (JMI)

Seymour Holtzman, the Executive Chairman of the Company’s Board of Directors (the “Board”), is the chairman, chief executive officer and president and, together with his wife, indirectly, the majority shareholder of Jewelcor Management, Inc. (“JMI”).

Pursuant to an Employment and Chairman Compensation Agreement entered into on August 7, 2014,  Mr. Holtzman serves as both an employee of the Company, reporting to the Board, and, in his capacity as Chairman of the Board, as Executive Chairman, with the duties of the Chairman of the Board as set forth in the Company’s Fourth Amended and Restated By-Laws. The initial term of the agreement is for two years. Commencing August 7, 2015, the agreement can be automatically extended for an additional one-year term on each anniversary date. Accordingly, the current expiration date of the agreement is August 7, 2017. As compensation for the employment services, Mr. Holtzman receives an annual base salary of $24,000 and, as compensation for his services as Executive Chairman, Mr. Holtzman receives annual compensation of $372,750.

Prior to the execution of the Employment and Chairman Compensation Agreement, from October 1999 through August 7, 2014, Mr. Holtzman was primarily compensated by the Company for his services pursuant to this Consulting Agreement between JMI and the Company (the “Consulting Agreement”).  Under the terms of the Consulting Agreement at the time of its termination, Mr. Holtzman was entitled to receive annual consulting compensation of $372,750 and a salary of $24,000.

A complete summary of all compensation and consulting fees paid to Mr. Holtzman is described above under “Director Compensation- Executive Chairman Compensation.”

Review, Approval or Ratification of Transactions with Related Persons

Due to Mr. Holtzman’s role as our Executive Chairman of the Board of Directors and the relevance of the services he provides on a consulting basis, our Compensation Committee had the primary responsibility for reviewing and approving the Employment and Chairman Compensation Agreement dated August 7, 2014.

Our Audit Committee Charter, which was adopted in June 2003, provides that our Audit Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Audit Committee, to the extent required by the Sarbanes−Oxley Act of 2002, the Securities Exchange Commission and NASDAQ. Because NASDAQ provides that such oversight can be conducted by either a company’s audit committee or another independent body of the board of directors, the Audit Committee determined that due to the nature of Mr. Holtzman’s ownership in the Company as well as our previous consulting agreement with JMI the review and approval of all transactions pursuant to any arrangement with Mr. Holtzman would be the primary responsibility of the Compensation Committee.

For all other related party transactions, the review and approval of such transactions is the responsibility of our Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). The Reporting Persons are required to furnish us with copies of all Section 16(a) reports they file.  Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us by our officers and directors during fiscal 2015, we believe that the Reporting Persons complied with all applicable Section 16(a) reporting requirements and that all required reports were filed in a timely manner.

PROPOSAL 2

TO APPROVE the ADOPTION OF THE COMPany’s 2016 Incentive Compensation Plan.

On May 12, 2016, upon the recommendation of the Compensation Committee, the Board approved the Destination XL Group, Inc. 2016 Incentive Compensation Plan (the “2016 Plan”), subject to further edits and final approval of the Compensation Committee and, thereafter, stockholder approval at the 2016 Annual Meeting.  The Compensation Committee approved the 2016 Plan on June 2, 2016.  The 2016 Plan is intended to replace our 2006 Incentive Compensation Plan (the “2006 Plan”) which, in accordance with its terms, will terminate on July 31, 2016.  All outstanding stock awards granted under the 2006 Plan will remain subject to the terms of the 2006 Plan following approval of the 2016 Plan.  The 2016 Plan will not be effective unless and until it receives stockholder approval.  Currently, the 2006 Plan is the only shareholder-approved plan under which equity-based compensation may be awarded to our executives, directors and other employees.  If the 2016 Plan is not approved, the Company will have no ability to grant equity-based compensation to its employees and directors.

Purpose of the 2016 Plan

The Board believes that the approval of the 2016 Plan is critical for our pay-for-performance compensation programs.  Since fiscal 2010, our primary use of equity has been tied to awards earned pursuant to our long-term incentive program.  Except for equity issued in connection with a few executive-level new hires and promotions, we have not issued any discretionary equity awards since fiscal 2010.  We have used our long-term incentive program as a means for us to provide a source of equity to attract, retain and reward our management team. In fiscal 2012, we began a strategic shift in our business, transitioning our store base as well as our e-commerce business from our Casual Male XL platform to our DXL concept.  Over the past 4 years, we have aggressively opened DXL stores while closing Casual Male XL and Rochester Clothing stores.  In order for our transition to the DXL concept to be effective, our management team needs to achieve the long-term goals that we establish while at the same time being incentivized by sharing in the creation of stockholder value.  The 2016 Plan will provide us the ability to give participants important incentive and reward opportunities designed to enhance our profitable growth.

The 2016 Plan is needed in order for our directors to satisfy the requirement that our directors elect 50% of their annual retainer in the form of equity, consistent with our minimum stock ownership requirements. Pursuant to Nasdaq rules, shares under our Non-Employee Director Compensation Plan are not available for this purpose, therefore we can only issue directors equity in compliance with our 50% requirement from a stockholder-approved plan. If the 2016 Plan is not approved, we will not be able to issue equity to directors as required and our directors will not be able to maintain their stock ownership requirements.  Directors are still able to voluntarily elect to receive stock in lieu of cash for director fees pursuant to our Non-Employee Director Compensation Plan.

We are also requesting stockholder approval of the material terms of the 2016 Plan, including performance measures and individual award limits, in order to allow awards granted under the 2016 Plan that are intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) to be exempt from tax deduction limits of Section 162(m) if the requirements of Section 162(m) are met. While approval of the performance goals is required for compensation to qualify as “performance-based” compensation under Section 162(m), not all 2016 Plan awards or other compensation approved by the Compensation Committee are intended to qualify, or if intended to qualify, will qualify as “performance-based” compensation or otherwise be deductible.  Nothing in this proposal precludes us from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m).

Alignment of 2016 Plan with Stockholders’ Interests

The 2016 Plan is designed to reinforce the alignment of our equity opportunities for management with the interest of our stockholders and includes a number of provisions that we believe are consistent with good governance and compensation practice, including:

•	Minimum vesting period of one year from the date of grant covering 95% of all awards;
•	No repricing of stock options or stock appreciation rights without stockholder approval;
•	No discounted stock options;
•	No evergreen provision;
•	No automatic grants or reload;
•	No liberal share recycling;
•	A stated clawback provision;
•	“Double-trigger” vesting for change in control; and

•	No tax gross-ups.

In addition, our incentive-based compensation program is broad-based and not heavily concentrated to only our CEO and/or NEOs.  Based on the grant activity for the past three fiscal years, equity awards granted to our CEO represented approximately 13% of all equity awards granted under our 2006 Plan.  Our NEOs, including our CEO, represented approximately 25% of the total equity awards granted under our 2006 Plan over the past three fiscal years.

Proposed Share Reserve

The proposed share reserve under the 2016 Plan is 5,200,000 shares of our common stock. A grant of a stock option award or stock appreciation right will reduce the outstanding reserve on a one-for-one basis, meaning one share for every share granted.  A grant of a full-value award, including, but not limited to, restricted stock, restricted stock units and deferred stock, will reduce the outstanding reserve by a fixed ratio of 1.9 shares for every share granted.

In addition to the initial share reserve of 5,200,000 shares, (i) shares remaining available under our 2006 Plan as of the effective date of the 2016 Plan and (ii) shares subject to outstanding awards granted under the 2006 Plan that terminate, expire or are cancelled for any reason without having been exercised or paid after the effective date of the 2016 Plan, will be added to and become available for issuance under the 2016 Plan, with options and stock appreciation rights being added back on a 1:1 basis and full-value awards being added back on a 1:1.9 basis. As of April 30, 2016, there were 569,221 shares remaining available for issuance under our 2006 Plan, 2,728,621 outstanding stock options and 1,781,728 outstanding full-value awards.

When determining the number of shares to be available under the 2016 Plan, the Compensation Committee considered a number of factors, including input from a shareholder advisory firm, our historical three-year-usage of shares (burn rate), the estimated number of shares needed for future awards under our long-term incentive program, the dilutive effect of the 2016 Plan to our stockholders and the continuing need to reward and retain our employees during our continuing transition to the DXL concept.  Based on our current equity award practices, the Compensation Committee estimated that the authorized shares under the 2016 Plan are likely to be sufficient to provide us with an opportunity to grant equity for approximately three to five years, depending on the achievement, if any, of performance targets under our long-term incentive plans.  This is only an estimate and circumstances, such as stock price, achieved performance targets and the allocation mix of equity/cash awards, could cause the share reserve to be used more quickly or more slowly.

Key Data

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term
New shares requested under 2016 Plan	5,200,000

Shares as of April 30, 2016:
2006 Plan
Share remaining available for issuance	569,221

Time-based stock options outstanding	1,547,453
Performance-based stock options outstanding	1,181,168
Total stock options outstanding	2,728,621	$5.00	6.7 yrs.

Time-based unvested full value awards outstanding	840,646
Performance-based unvested full value awards outstanding	941,082
Total full value awards outstanding	1,781,728

Non-Employee Director Compensation Plan (1)	327,382

Other data:
Burn Rate - 3 yr. average	3.3%
Dilution - assuming all shares are granted on a 1:1 basis	8.7%
Overhang	15.0%
(1)	Represents shares available for stock issuances in lieu of cash for director fees.

Burn Rate

The following table sets forth information regarding annual time-based awards granted and performance-based awards earned for each of the past three fiscal years and the average three-year burn rate.  The burn rate has been calculated by dividing (i) the sum of (A) all time-based stock options and adjusted full-value awards and (B) performance-based options and adjusted full-value awards earned by (ii) the basic weighted average number of shares of common stock outstanding at the end of such fiscal year.  Consistent with ISS methodology, all full-value awards have been multiplied by two (“adjusted full-value award”) for purposes of calculating burn rate.

Fiscal Year	Time-Based Option Awards Granted	Performance-Based Option Awards Earned		Time-Based Full Value Awards Granted	Performance-Based Full Value Awards Earned		Weighted Average Common Shares (Basic)	Burn Rate (1)
2015	44,121			97,237			49,088,578	0.5%
2014	85,198	25,382	(2)	71,321	20,850	(2)	48,740,123	0.6%
2013	1,676,809			1,327,649			48,472,761	8.9%
3-yr average								3.3%
(1)

The burn rate is calculated as [time-based options and adjusted full-value awards + performance options and adjusted full-value awards earned]/basic weighted average common shares outstanding.  Consistent with ISS methodology, all full-value awards in the table above have been multiplied by two for purposes of calculating burn rate. The one-year burn rate for fiscal 2013 of 8.9% was due to the grant of awards issued pursuant to our 2013-2016 LTIP, which covered a four-year period, where all grants were made at the commencement of the 2013-2016 LTIP (or on the date a participant became eligible to participant), with the last tranche of time-based awards not vesting until January 28, 2017.  With the exception of equity paid to directors, grants to new hires or in connection with promotions, we did not grant any equity compensation to our employees in fiscal 2014 or fiscal 2015.

(2)

Represents the pro-rata portion of awards that vested for associates who were terminated without cause during fiscal 2014.  If an associate was terminated without cause prior to fiscal 2014, there was no pro-rata vesting under the 2013-2016 Plan and an associate who was terminated without cause after fiscal 2015 is entitled to a pro-rata vesting of the award only if the performance targets are achieved.

Dilution

Our Board recognizes the impact of dilution on our stockholders, and in evaluating the 2016 Plan sought to balance this concern with our ability to provide our management team with equity compensation as part of our long-term growth initiatives which, in time, should provide an increase in stockholder value.  If approved, the issuance of the additional shares to be reserved under the 2016 Plan would dilute the holdings of stockholders by a maximum of 8.7%, assuming that all shares granted from the 2016 Plan were options or stock appreciation rights.  However, with the Company’s expectation that it will continue to grant full-value awards as part of its compensation programs, it is expected that at least half of the awards granted from the 2016 Plan will be full-value awards, in the form of restricted stock or restricted stock units.   Therefore we expect dilution will be less than 8.7% given the fact that each full-value award will count as 1.9 shares against the share reserve under the 2016 Plan.

Potential Voting Power Dilution	Shares	Dilution (1)
As of April 30, 2016:
Stock options outstanding (2)	2,728,621
Deferred stock and restricted stock units outstanding	463,251
Shares available under 2006 Plan (3)	569,221

New shares requested under 2016 Plan (4)	5,200,000	8.7%
Total equity dilution including new shares (overhang)	8,961,093	15.0%

Common shares outstanding at April 30, 2016 (5)	50,832,129
(1)

Dilution for the new shares requested under the 2016 Plan is calculated as the  new shares requested divided by the sum of common shares outstanding, outstanding stock options, deferred stock and restricted stock units outstanding and shares remaining available for issuance under the 2006 Plan and the new shares requested.  Overhang is calculated as the total equity dilution per the table divided by the sum of common shares outstanding, outstanding stock options, deferred stock and restricted stock units outstanding and shares remaining available for issuance under the 2006 Plan and the new shares requested.
(2)

Includes 1,181,168 performance-based stock options granted in connection with the 2013-2016 LTIP.  Based on our financial results for fiscal 2015, we currently believe that the performance targets are not achievable.  If the performance targets are not met, all performance-based stock options will be cancelled.  If the 2016 Plan is approved by stockholders, at cancellation, these shares will roll into the share reserve for the 2016 Plan on a 1:1 basis.

(3)	Of the shares available for grant at April 30, 2016, only 464,815 shares remain available under the sub-limit for full-value awards under the 2006 Plan.
(4)

This dilution calculation assumes all shares granted from the 2016 Plan are options or stock appreciation rights. However, each grant of a full-value award utilizes 1.9 shares from the share reserve.  Therefore, if all shares granted from the 2016 Plan were full-value awards only 2.7 million actual shares would affect dilution to our stockholders, with a dilution effect of only 4.8%.

(5)

Our common shares outstanding at April 30, 2016 already include 1,318,477 shares of unvested restricted stock outstanding.  The dilutive impact of these shares occurred on grant date, as they are considered part of our outstanding common stock, eligible to vote and receive dividends. As such, they have no future dilutive impact.

Included in the 1,318,477 shares are 941,082 shares of performance-based restricted shares granted in connection with the 2013-2016 LTIP.  Similar to the performance-based stock options, if the performance targets are not met, all performance-based restricted shares will be cancelled.  If the 2016 Plan is approved by stockholders, at cancellation, these shares will roll into the share reserve for the 2016 Plan on a 1.9:1 basis.

Summary of the 2016 Incentive Compensation Plan

The following is a summary of the 2016 Plan and is qualified in its entirety by reference to the full text of the 2016 Plan, which is attached as Appendix B to this Proxy Statement.  The summary of the 2016 Plan may not contain all the information that is important to you and you should read Appendix B carefully before you decide how to vote.

Purpose

The purpose of the 2016 Plan is to:

•

assist the Company in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company;

•	enable persons participating in the plan to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between them and our stockholders, and
•	provide persons participating in the plan with performance incentives to expend their maximum efforts in the creation of stockholder value.

The 2016 Plan will replace the 2006 Plan, which will expire July 31, 2016.

Eligible Participants

The persons eligible to receive awards under the 2016 Plan are our officers, directors, employees and consultants or other persons who provide services to our Company. An employee on leave of absence may be considered as still employed for purposes of eligibility for participation in the 2016 Plan.   As of the date of this proxy statement, there are approximately 174 employees, 8 non-employee directors as well as service providers of the Company and its affiliates who would be eligible to participate in the 2016 Plan.

Administration

Our Board has selected the Compensation Committee (the “Committee”) to administer the 2016 Plan. All Committee members must be "non-employee directors" as defined by Rule 16b-3 of the Exchange Act, "outside directors" for purposes of Section 162(m) and independent as defined by Nasdaq or any other national securities exchange on which any securities of the Company may be listed for trading in the future. The Board may in its discretion elect to administer 2016 Plan, provided that it is administered only by those directors who are independent within the meaning of the 2016 Plan.  Subject to the terms of the 2016 Plan, the Committee is authorized to select eligible persons to participate in the 2016 Plan, grant awards, determine the type and number of awards to be granted and the number of shares of common stock to which awards will relate, specify times at which awards will be exercisable or settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations for administration of the 2016 Plan and make all other determinations that it deems necessary or advisable for the administration of the 2016 Plan.

Shares Available for Awards

The shares to be delivered under the 2016 Plan may be authorized but unissued shares of our common stock or treasury shares.  Under the 2016 Plan, the total number of shares of common stock that may be subject to the granting of awards under the 2016 Plan shall be equal to the sum of (i) 5,200,000 shares, plus (ii) the number of shares available for issuance but not granted under the 2006 Plan and (iii) the number of shares subject to outstanding awards under the 2006 Plan that are forfeited, expire or terminate without delivery of shares.  The closing price of a share of our common stock on the Nasdaq on June 17, 2016 was $4.78.

Shares issued in respect of any full-value award, such as restricted stock and restricted stock units, are counted against the share limit as 1.9 shares of stock for every 1 share issued.  Each share issued in respect of stock options or stock appreciation rights (SARs) are counted against the share limit as 1 share of stock for every 1 share issued.

Any shares of stock that again become available for award under the 2016 Plan shall be added as 1 share for every 1 share of stock options or SARs  and 1.9 shares for every 1 full-value award.

Awards that are settled or exercised through the payment of shares are counted in full against the number of shares available for award under the 2016 Plan, regardless of the number of shares actually issued upon settlement or exercise of any such award.

Awards with respect to shares that are granted to replace outstanding awards or other similar rights that are assumed or replaced by awards under the 2016 Plan pursuant to the acquisition of a business are not subject to, and do not count against, the foregoing limit.

The maximum aggregate number of shares that may be delivered under the 2016 Plan as a result of the exercise of ISOs is 5,200,000 shares. In addition, a director who is not an employee or a consultant may not be granted an award that has a fair value, as of the date of grant, which exceeds $300,000 in the aggregate.

Annual Per-Person Limitations

The 2016 Plan imposes individual limitations on the amount of certain awards in part to comply with Section 162(m). Under these limitations, in any fiscal year during any part of which the 2016 Plan is in effect, the number of options, SARs and performance shares granted to any one participant may not exceed 1,000,000 for each type of such award, subject to adjustment in certain circumstances. Furthermore, the maximum dollar value that may be earned by any one participant as a performance unit in respect of a performance period of one year is $3,000,000, and the maximum dollar value that may be earned by one participant as a performance unit in respect of a performance period greater than one year is $3,000,000 multiplied by the number of full 12-month periods that are in the performance period.  The term “performance unit” is defined in the 2016 Plan to mean any grant of a unit valued by reference to a designated amount of property (including cash) other than shares of common stock, which value may be paid in cash, shares of common stock, other property, or any combination thereof, upon the achievement of performance goals set by the Committee.

Equitable Adjustments

The Committee is authorized to adjust the limitations described in the preceding paragraph and is authorized to adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) in the event that a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

The Committee is also authorized to adjust the limitations on the amount of certain awards in the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any change in control (as defined in the 2016 Plan), by taking any of the following approaches, without the requirement of obtaining consent from any plan participant: (1) continuation of the outstanding awards by the Company, if the Company is the surviving entity, (2) the assumption or substitution for the outstanding awards by the surviving entity, (3) full exercisability or vesting and accelerated expiration of the outstanding awards, or (4) settlement of the value of the outstanding awards in cash or cash equivalents or other property followed by cancellation of such awards.

Minimum Vesting Requirement

Except with respect to 5% of the shares of common stock available for awards under the 2016 Plan, no award will become exercisable or otherwise non-forfeitable unless such award has been outstanding for a minimum period of one year from its date of grant.  The

Committee reserves the general discretion to accelerate vesting of awards in connection with the participant’s death, disability, termination of service or change in control.

Awards

The 2016 Plan authorizes grants of a variety of awards described below.  The Committee, or the Board, if applicable, determines the terms and conditions of each award at the time of grant, including whether the payment of awards may be subject to the achievement of performance goals, consistent with the terms of the 2016 Plan.  The material terms and conditions of the awards described below shall be set forth in an award agreement, as established by the Committee, consistent with the provisions of the 2016 Plan. Each award agreement shall either be (i) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (ii) an electronic notice in a form approved by the Committee and recorded by the Company in an electronic recordkeeping system used for tracking awards.

Stock Options and SARs

The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”) (which must comply with provisions of Section 422 of the Internal Revenue Code and can result in potentially favorable tax treatment to the participant) and non-qualified stock options, as well as stock appreciation rights (SARs), which entitle the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the SAR. The exercise price per share subject to an option is determined by the Committee, but must not be less than the fair market value of a share of common stock on the date of grant. The grant price of an SAR is determined by the Committee, but must not be less than (i) the fair market value of a share of common stock on the date of grant or, (ii) in the case of an SAR issued in tandem with an ISO, the exercise price of the option granted in tandem with the SAR.

For purposes of the 2016 Plan, the term "fair market value" means the fair market value of the common stock, awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee or our Board, the fair market value of the common stock as of any given date shall be the closing sales price per share of common stock as reported on the principal stock exchange or market on which the common stock is traded on the date immediately preceding the date as of which such value is being determined or, if there is no sale on that date, the last previous day on which a sale was reported.

The aggregate fair market value with respect to ISOs granted under the Plan that become exercisable for the participant during any calendar year shall not exceed $100,000.

The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment or service generally are fixed by the Committee except that no option or SAR may have a term exceeding 10 years. Options may be exercised by payment of the exercise price in cash, shares, outstanding awards or other property (including notes or other contractual obligations of participants to make deferred payments, so long as such notes or other contractual obligations are not in violation of applicable law), as the Committee may determine from time to time. The 2016 Plan also permits net share settlement of nonqualified stock options. Methods of exercise and settlement and other terms of the SARs are determined by the Committee.

Other than in connection with standard adjustments (as set forth in Section 11(c) of the 2016 Plan), (i) the terms of outstanding options or SARs may not be amended to reduce the exercise or grant price per share of such options or SARs, as applicable (ii) an outstanding option or SAR may not be cancelled, exchanged, substituted, bought out or surrendered in exchange for (a) cash or other awards, in each case, having a fair market value in excess of the amount by which the fair market value of the shares underlying such option or SAR exceeds the aggregate exercise or grant price of such option or SAR as applicable or (b) options or SARs with an exercise or grant price per share that is less than the exercise or grant price per share of the original option or SAR as applicable and (iii) the Committee shall not be permitted to take any other action with respect to an option or SAR that may be treated as a repricing, in each case, without approval of our stockholders.

Restricted Stock Awards

The Committee is authorized to grant restricted stock, which is a grant of shares of common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the Committee. A participant granted restricted stock generally has all of the rights of our stockholders, unless otherwise determined by the Committee, and has the right to receive dividends.

Deferred Awards

The Committee is authorized to grant deferred awards, which include deferred stock and restricted stock units.  An award of deferred stock or restricted stock units entitles a participant the right to receive shares of common stock at the end of a specified deferral period, and may be subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock or restricted stock units carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Bonus Stock and Awards in Lieu of Cash Obligations

The Committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of our obligations to pay cash under the 2016 Plan or other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Dividend Equivalents

The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the Committee. Notwithstanding the foregoing, in no event shall dividend equivalents be paid in connection with the grant of a performance award until such time as the Committee has certified that the performance goals with respect to such performance award have been achieved for the relevant performance period.

Performance Awards

The Committee is authorized to grant specific performance awards, which represent a conditional right to receive cash, shares of common stock or other awards upon achievement of certain pre-established performance goals and subjective individual goals, if any, during a specified fiscal year. The Committee shall, in its sole discretion, determine and grant awards subject to these provisions.  This right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such criteria and performance conditions (including subjective individual goals) as may be specified by the Committee. The amount of any performance awards to be distributed shall be conclusively determined by the Committee.  Performance awards may be paid in a lump sum or in installments following the close of an applicable performance period, or, in accordance with procedures established by the Committee, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Internal Revenue Code (“Section 409A”).

Performance awards granted to persons whom the Committee expects will, for the year in which a deduction arises, be "covered employees" (as defined below) will, if and to the extent intended by the Committee, be subject to provisions that should qualify such awards as "performance-based compensation" not subject to the limitation on tax deductibility by us under Section 162(m). For purposes of Section 162(m), the term "covered employee" means our chief executive officer and the three highest compensated officers other than the chief executive and chief financial officers. If and to the extent required under Section 162(m), any power or authority relating to a performance award intended to qualify under Section 162(m) is to be exercised by the Committee, not our Board of Directors.

Subject to the requirements of the 2016 Plan, the Committee will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement. One or more of the following business criteria for us, on a consolidated basis, or for one of our business or geographical units (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for performance awards to "covered employees" that are intended to qualify under Section 162(m): (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction; (14) the Fair Market Value of a Share, and (15) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparable companies. Except as otherwise specified by the Committee at the time the goals are set, the Committee shall exclude the impact of (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to our operations or not within our reasonable control of management, (iii) a change in accounting standards required by generally accepted accounting principles, or (iv) any other item or event specified by the Committee at the time the goals are set. Achievement of performance goals in respect of performance awards shall be measured over a performance period no shorter than 12 months and no longer than 5 years, as further specified by the Committee.

In granting performance awards, the Committee may establish unfunded award "pools," the amounts of which will be based upon the achievement of a performance goal or goals based on one or more of certain business criteria described in the 2016 Plan (including, for example, total stockholder return, net income, pretax earnings, EBITDA, earnings per share, and return on investment). During the first 90 days of a performance period, the Committee will determine who will potentially receive performance awards for that performance period, either out of the pool or otherwise.

After the end of each performance period, the Committee will determine (i) the amount of any pools and the maximum amount of potential performance awards payable to each participant in the pools and (ii) the amount of any other potential performance awards payable to participants in the 2016 Plan. The Committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Stock-Based Awards

The Committee is authorized to grant awards under the 2016 Plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance or any other factors designated by the Committee, and awards valued by reference to the book value of shares of common stock or the value of securities of or the performance of specified subsidiaries or business units. The Committee determines the terms and conditions of such awards.

Other Terms of Awards

Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of our obligations under the 2016 Plan. The Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2016 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3 of the Exchange Act.

Awards under the 2016 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law.

Restriction on Repricing

As described above under “Stock Options and SARs,” repricings of stock options and SARs is not permitted without stockholder approval.  The Committee may, however, grant awards in exchange for other awards under the 2016 Plan or under other Company plans, or other rights to payment from us, and may grant awards in addition to such other awards, rights or other awards.

Clawback

Awards made under the 2016 Plan shall be subject to the applicable provisions of the Company’s clawback or recoupment policies as may be in effect from time to time.  In addition, the 2016 Plan provides that, if a participant, while employed by or providing services to the Company, or after termination of employment or service violates a non-competition, non-solicitation or non-disclosure covenant or agreement, or otherwise engages in activity that is in conflict with or adverse to the interest of the Company, as determined by the Committee, then the participant’s awards under the 2016 Plan may be forfeited and the Committee may require the participant to pay to the Company all or any portion of the gain realized upon exercise or vesting of an award.

Change in Control

In the event of a change of control, the 2016 Plan provides that Committee in effect immediately preceding the change in control may, in its sole discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award upon a “double trigger,” i.e., upon certain terminations of employment without “justifiable cause” or for “good reason” within 6 months before or 18 months after a change in control.  In addition, the Committee may provide in an award agreement that the performance goals relating to any performance based award will be deemed to have been met upon the occurrence of any "change in control," again upon a “double trigger” as described in this paragraph.

Amendment and Termination

Our Board may amend, alter, suspend, discontinue or terminate the 2016 Plan or the Committee's authority to grant awards without further stockholder approval, except stockholder approval must be obtained, no later than the next annual meeting following Board approval for such amendment, for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the 2016 Plan which might increase the cost of the 2016 Plan or alter the eligibility of persons to receive awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to incentive stock options, that condition favorable treatment of participants on such approval, although our Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by our Board, the 2016 Plan will terminate at the earliest of (i) such time as no shares of common stock remain available for issuance under the 2016 Plan or (ii) the tenth anniversary of the effective date.

Federal Income Tax Consequences of Awards

The 2016 Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.  The following is a brief summary of the principal United States federal income tax consequences of awards under the 2016 Plan.  This summary is not intended to be exhaustive and does not describe state, local or foreign tax laws.

Non-qualified Stock Options

On exercise of a non-qualified stock option granted under the 2016 Plan, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is our employee, that income will be subject to the withholding of Federal income tax. The optionee's tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of our stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee's tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. The optionee's tax basis in the number of shares equal to the number of shares delivered on exercise of the option will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The optionee's tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

We will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Incentive Stock Options

The 2016 Plan provides for the grant of stock options that qualify as "incentive stock options" as defined in Section 422 of the Internal Revenue Code, which we refer to as “ISOs.” Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the “Required Holding Period”, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder's tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a “Disqualifying Disposition”, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price.

If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents "pyramiding" or the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee's alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee's alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is awarded equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the 2016 Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service (Section 83(b) election), within 30 days of the stock award, to recognize ordinary compensation income, as of the date the award is granted, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient's basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the 2016 Plan, the difference between the sale price and the recipient's basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

Stock Appreciation Rights

Generally, the recipient of a SAR will not recognize any taxable income at the time the SAR is granted. If the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

In general, there will be no federal income tax deduction allowed to us upon the grant or termination of SARs. Upon the exercise of a SAR, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Deferred Awards

The recipient will not have income upon the grant of a restricted stock unit or a grant of deferred shares.  Also, unlike restricted stock, the recipient is not permitted to make a Section 83(b) election.  When the restricted stock unit vests or the deferral period lapses on deferred shares, the recipient will have income on the date payment is made or shares are issued, in an amount equal to the fair market value of the stock on such date (or the amount of cash paid). When the stock, if any, is sold the recipient will have a capital gain or loss equal to the sales proceeds less the value of the stock already taken into income.  Any capital gain or loss will be long-term if the recipient holds the stock for more than one year, otherwise it will be short-term.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value dividend equivalent award received. We generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 162 Limitations

Section 162(m) generally disallows a public company's tax deduction for compensation to covered employees in excess of $1 million in any tax year. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that Awards granted to participants under the 2016 Plan whom the Committee expects to be covered employees at the time a deduction arises in connection with such Awards, may, if and to the extent so intended by the Committee, be granted in a manner that will qualify as such “performance-based compensation,” so that such Awards would not be subject to the Section 162(m) deductibility cap of $1 million.  However, the Committee may, in its discretion, grant Awards that are not intended to be exempt from the deduction limitations imposed by Section 162(m).  In addition, future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that options under the 2016 Plan will qualify as "performance-based compensation" that is fully deductible by us under Section 162(m).

Section 409A

The 2016 Plan is intended to comply with Section 409A to the extent that such section would apply to any Award under the 2016 Plan.  Section 409A governs the taxation of deferred compensation.  Any participant that is granted an Award that is deemed to be deferred compensation, such as a grant of restricted stock units that does not qualify for an exemption from Section 409A, and does not comply with Section 409A, could be subject to taxation on the Award as soon as the Award is no longer subject to a substantial risk of forfeiture (even if the Award is not exercisable) and an additional 20% tax (and a further additional tax based upon an amount of interest determined under Section 409A) on the value of the Award.

Importance of Consulting Tax Adviser

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.

New Plan Benefits

Awards granted under the 2016 Plan are within the discretion of the Compensation Committee. As discussed above under “Compensation Discussion and Analysis- Long-Term Incentive Plans”, if performance targets under the 2016 Wrap-Around Plan and the 2016-2017 LTIP are achieved, performance-based awards earned and approved by the Compensation Committee will be granted from the 2016 Plan, if approved by our stockholders.  The number of shares that may be awarded under either of these LTIPs cannot currently be determined due to the fact that the number of shares will be based on the closing price of our common stock on the date of grant.  However, assuming that we are able to achieve the performance targets, at threshold, we can estimate the amount of the award that each participant is entitled to receive.

•

Assuming that the performance targets for fiscal 2016 under the 2016 Wrap-Around Plan are achieved at the threshold level, the total award value of shares that would be granted would be approximately $2.4 million.

•

Assuming that the performance targets for fiscal 2017 under the 2016-2017 LTIP are achieved at the threshold level, the total award value of shares that would be granted would be approximately $1.1 million.

The following table reflects the value of performance-based awards that could be earned by each Named Executive Officer, all of our current executive officers as a group (including Named Executive Officers) and all employees as a group (excluding executive officers). Directors do  not participate in the Wrap-Around Plan or the 2016-2017 LTIP and therefore are not reflected in the table below. The benefits and amounts that may be awarded under the 2016 Plan beyond these two LTIPs cannot otherwise currently be determined.

	2016 Plan
	Value of Potential Payout in Restricted Shares under 2016 Wrap-Around Plan (1)	Value of Potential Payout in Restricted Stock Units under 2016-2017 LTIP (2)
Participant
David A. Levin	$405,600	$202,800
Peter H. Stratton, Jr.	70,000	61,115
Kenneth M. Ederle	113,750	68,250
Robert S. Molloy	113,750	58,625
Brian S. Reaves	96,250	52,500
Executive Group	1,335,035	795,915
Non-Executive Employee Group	1,060,708	308,453

(1)

Under the 2016 Wrap-Around Plan, 50% of any award earned will be granted in shares of unvested restricted stock with the remaining 50% of any award earned paid in cash (the value of the cash portion is not included in the above table). Any restricted stock issued would vest on the last day of the second quarter of fiscal 2017.

(2)	Under the 2016-2017 LTIP, 100% of any award earned will be granted in restricted stock units. Any restricted stock units issued would vest on August 31, 2018.

Vote Needed for Approval

The affirmative vote of a majority of the votes properly cast is required for approval of Proposal 2.

Recommendation

The Board of Directors recommends that you vote “FOR” the approval of the adoption of the Company’s 2016 Incentive Compensation Plan.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), and in accordance with the recommendation by our Board and approval by our stockholders of an annual "Say on Pay" vote, the Board of Directors is providing stockholders with the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

We seek to align the interests of our Named Executive Officers with the interests of our stockholders.  Our Compensation Committee’s overarching compensation guiding principle is to reward our executives for the achievement of our primary business objectives: to grow our market share within the Big & Tall retail industry, to increase earnings and operating margins and, ultimately, to increase stockholder returns through increased stock price.

The "Executive Compensation" section of this Proxy Statement, including the "Compensation Discussion and Analysis" section, provides a summary of our financial performance in fiscal 2015, describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to fiscal 2015. The table below summarizes the 2015 total compensation received by our Named Executive Officers:

Named Executive Officer	Salary	2015 Annual Incentive Plan	Vested Cash Portion of 2013-2016 LTIP	Other	Total 2015 Compensation
David A. Levin	$811,200	$1,012,378	$162,240	$40,472	$2,026,290
Peter H. Stratton, Jr.	$285,000	$142,272	$28,000	$24,565	$479,837
Kenneth M. Ederle	$380,769	$190,848	$45,500	$21,662	$638,779
Robert S. Molloy	$335,000	$167,232	$45,500	$27,259	$574,991
Brian S. Reaves	$300,000	$149,760	$38,500	$27,028	$515,288

Highlights from our executive compensation program include the following:

•

Because there was no opportunity for a performance-based payout from the 2013-2016 LTIP for fiscal 2015, the only potential performance-based compensation for fiscal 2015 was an annual cash incentive under our annual incentive plan (or “AIP”) based on achievement of specified performance goals for fiscal 2015. Fiscal 2016 will be the first opportunity since fiscal 2012 for our management team to earn a performance-based award under our long-term incentive program.  This performance period under the 2013-2016 was intentionally a four-year performance period so that it would align with our strategic initiative of converting the majority of our store base to the DXL concept over the same time period.

•

Approximately 50% of our CEO’s compensation and approximately 30% of Messrs. Stratton, Ederle, Molloy and Reaves’s compensation was the result of performance-based earnings under the 2015 Plan.  As discussed above under “Compensation Discussion and Analysis”, the 2015 AIP payout was 124.8% and represented our strong performance against plan for fiscal 2015.  Our targets were rigorous, with an EBITDA target for fiscal 2015 that was 41.4% greater than fiscal 2014 actual EBITDA.

•	Our CEO’s base salary has remained flat since fiscal 2010 and, therefore, his only opportunity for increased compensation is through our incentive programs.
•

Except for Messrs. Stratton and Molloy who each received salary adjustments to align each of them with our peer group, base salaries for our CEO and other senior executives remain unchanged for fiscal 2016.

We encourage you to read our “Compensation Discussion and Analysis” for a complete discussion and analysis of our executive compensation program, including detailed information about the fiscal 2015 compensation of the Named Executive Officers.

Our Board is asking stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the SEC's compensation disclosure rules in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures. As an advisory vote, this proposal is not binding upon us or the Board. The Compensation Committee values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation rules of the SEC in the Compensation Discussion and Analysis, accompanying compensation tables and related narrative discussion, is hereby APPROVED.”

Our Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by our stockholders, the Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending January 28, 2017, subject to completion of KPMG’s customary client acceptance procedures. KPMG has served as our independent registered public accounting firm since June 6, 2013.

Stockholder ratification of our independent registered public accounting firm is not required by our By-Laws or otherwise.  However, we are submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice.  If stockholders fail to ratify the appointment of such auditors, the Audit Committee will reconsider the selection.  Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in our best interest.

Representatives of KPMG are expected to be present at the annual meeting to respond to appropriate stockholders' questions and to make any statements they consider appropriate.

The following table sets forth the fees accrued or paid to the Company’s independent registered accounting firm for the fiscal years ended January 30, 2016 (“fiscal 2015”) and January 31, 2015 (“fiscal 2014”):

	Fiscal 2015	Fiscal 2014
Audit fees (1)	$770,000	$555,509
Audit-related fees	—	—
Tax fees	—	—
Other fees (2)	1,650	1,650
Total fees	$771,650	$557,159
(1)

Audit fees relate to professional services rendered in connection with the audits of our financial statements included in our Annual Reports on Form 10-K for fiscal 2015 and fiscal 2014, for services performed related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and for reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q.

(2)	Other fees relate to an annual fee for online accounting research tool.

Pre-Approval of Services by Independent Auditors

The Audit Committee has adopted a policy governing the provision of audit and non-audit services by our independent registered public accounting firm.  Pursuant to this policy, the Audit Committee will consider annually and, if appropriate, approve the provision of audit services (including audit review and attest services) by our independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined permitted non-audit services within a specified dollar limit.  It will also consider on a case-by-case basis and, if appropriate, approve specific engagements that do not fit within the definition of pre-approved services or established fee limits.

The policy provides that any proposed engagement that does not fit within the definition of a pre-approved service or is not within the fee limits must be presented to the Audit Committee for consideration at its next regular meeting or to the Chairman of the Audit Committee in time sensitive cases.  The Audit Committee will regularly review summary reports detailing all services (and related fees and expenses) being provided to us by the independent registered public accounting firm.

All of the services provided in fiscal 2015 and fiscal 2014 under Audit Fees and Other Fees were pre-approved by the Audit Committee.

Vote Needed for Approval

The affirmative vote of a majority of the votes properly cast is required for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017.

Recommendation

The Audit Committee and the Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors.  Our management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and related schedule in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.  The Audit Committee also oversees the review and assessment process of our internal control over financial reporting, including the framework used to evaluate the effectiveness of such internal controls.

The Audit Committee reviewed and discussed with KPMG LLP, our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of our audited consolidated financial statements for the fiscal year ended January 30, 2016 with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 16, “Communication with Audit Committees”, as adopted by the Public Company Accounting Oversight Board.  In addition, the Committee has discussed with KPMG LLP the firm’s independence from our management and our Company, including the matters in the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence.  The Audit Committee also considered the compatibility of non-audit services with KPMG LLP’s independence.

The Audit Committee discussed with KPMG LLP the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls (including internal control over financial reporting) and the overall quality of our financial reporting.  The Audit Committee held six meetings during the fiscal year ended January 30, 2016.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 30, 2016 for filing with the SEC.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management was required to prepare as part of our Annual Report on Form 10-K for the year ended January 30, 2016 a report by management on our assessment of our internal control over financial reporting, including management’s assessment of the effectiveness of such internal control.  KPMG LLP has issued an audit report relative to our internal control over financial reporting at January 30, 2016. During the course of fiscal 2015, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with KPMG LLP. Management’s assessment report and KPMG LLP’s audit report on our internal control over financial reporting are included as part of our Annual Report on Form 10-K for the year ended January 30, 2016.

The Audit Committee is governed by a written charter, which can be found under “Corporate Governance – Charters & Policies” on the Investor Relations page of our website at http://investor.destinationxl.com.  The members of the Audit Committee are considered independent because they satisfy the independence requirements for Board members prescribed by the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.

THE AUDIT COMMITTEE*
Jesse Choper, Chairman of the Audit Committee

Ward Mooney

Willem Mesdag

_________

* Mr. Mooney was appointed to the Audit Committee on May 14, 2015 and replaced Mr. Bernikow, who was a member of the Audit Committee through May 14, 2015.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to persons known to us to be the beneficial owners of more than five percent of the issued and outstanding shares of our common stock as of June 17, 2016.  We were informed that, except as indicated, each person has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class (1)
Red Mountain Capital Partners LLC	7,560,125	(2)	14.86%
Red Mountain Partners, L.P.
RMCP GP LLC
Red Mountain Capital Management, Inc.
Willem Mesdag
10100 Santa Monica Boulevard, Suite 925
Los Angeles, California 90067

RBC Global Asset Management (U.S.) Inc.	6,371,430	(3)	12.53%
50 South Sixth Street
Suite 2350
Minneapolis, Minnesota 55402

Glenhill Advisors, LLC	6,220,285	(4)	12.23%
Glenn J. Krevlin
Glenhill Capital Advisors, LLC
Glenhill Capital Management, LLC
Glenhill Capital Overseas Master Fund, LP
600 Fifth Avenue, 11th Floor
New York, New York 10020
Seymour Holtzman	4,475,658	(5)	8.80%
100 N. Wilkes Barre Blvd.
Wilkes Barre, Pennsylvania 18702

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options and warrants held by that person that are currently exercisable, or that become exercisable within 60 days, are deemed outstanding.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Percentage ownership is based on 50,844,515 shares of our common stock outstanding as of June 17, 2016.

(2)

Based on a Form 4, dated February 1, 2016, stating that 7,522,354 shares are held directly by Red Mountain Partners, L.P., a Delaware limited partnership (“RMP”), which has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of such shares, and the remaining 22,771 shares are held directly by Red Mountain Capital Partners LLC, a Delaware limited liability company (“RMCP LLC”),  which has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of such shares.  RMP, RMCP LLC, RMCP GP LLC, a Delaware limited liability company (“RMCP GP”), Red Mountain Capital Management, Inc., a Delaware corporation (“RMCM”), and Willem Mesdag, a natural person and citizen of the United States of America, were the beneficial owners of the 7,560,125 shares of common stock.  RMP has the sole power to vote or direct the vote, and the sole power to disclose or direct the disposition of these shares.  RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to control RMP and may be deemed to beneficially own, and to have the power to vote or direct the vote, or dispose or direct the disposition of the these shares beneficially owned by RMP. Mr. Mesdag disclaims beneficial ownership of the shares beneficially owned by RMP, and RMCM disclaims beneficial ownership of all these shares. The number of shares of common stock in the table includes 15,000 shares subject to stock options exercisable within 60 days and excludes 5,109 shares of deferred stock held directly by Mr. Mesdag.

(3)

Based on Amendment No. 7 to Schedule 13G, dated February 8, 2016, stating that RBC Global Asset Management (U.S.) Inc. (“RBC”) was the beneficial owner of the number of shares of common stock set forth opposite its name in the table.

(4)

Based on Amendment No. 9 to Schedule 13G, dated February 16, 2016, stating that Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Advisors, LLC, Glenhill Capital Management, LLC and Glenhill Capital Overseas Master Fund, LP were the beneficial owners of the number of shares of common stock set forth opposite their names in the table (except that Glenhill Capital Management, LLC indicates beneficial ownership of only 5,027,151 shares and Glenhill Capital Overseas Master Fund, LP indicates beneficial ownership of only 3,232,536 shares). Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC and is the sole shareholder of Krevlin Management, Inc.  Krevlin Management, Inc. is the managing member of Glenhill Capital Advisors, LLC, which is the investment manager of Glenhill Capital Overseas Master Fund, LP, Glenhill Concentrated Long Master Fund LLC, and Glenhill Long Fund, LP, each (along with Mr. Krevlin) a security holder of the Company. Glenhill Advisors, LLC is the managing member of Glenhill Capital Management LLC. Glenhill Capital Management, LLC is the managing member of Glenhill Concentrated Long Master Fund, LLC, and Glenhill Long Fund GP, LLC, and is sole shareholder of Glenhill Capital Overseas GP, Ltd.  Glenhill Capital Overseas GP, Ltd. is the general partner of Glenhill Capital Overseas Master Fund, LP. Glenhill Long GP, LCC is the general partner of Glenhill Long Fund, LP.

(5)	Based on a Form 4, dated April 8, 2013.

Security Ownership of Management

The following table sets forth certain information as of June 17, 2016, with respect to our directors, our Named Executive Officers (as defined below under “Executive Compensation”) and our directors and executive officers as a group.  Except as indicated, each person has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Title	Number of Shares Beneficially Owned		Percent of Class (1)
Seymour Holtzman	4,475,658		8.80%
Executive Chairman of the Board
David A. Levin	1,336,552	(2)	2.62%
Chief Executive Officer, President and Director
Peter H. Stratton, Jr.	106,236	(3)	*
Senior Vice President, Chief Financial Officer and Treasurer
Kenneth M. Ederle	170,831	(4)	*
Senior Vice President, Chief Merchandising Officer – Planning and Allocation
Robert S. Molloy	227,437	(5)	*
Senior Vice President, General Counsel and Secretary
Brian S. Reaves	134,530	(6)	*
Senior Vice President and Chief Sales Officer
Alan S. Bernikow, Director	68,829	(7)	*
Jesse Choper, Director	121,189	(7)	*
John E. Kyees, Director	45,372	(8)	*
Willem Mesdag, Director	7,560,125	(9)	14.86%
Ward K. Mooney, Director	88,062	(7)	*
George T. Porter, Jr., Director	134,551	(10)	*
Mitchell S. Presser, Director	207,165	(7)	*
Ivy Ross, Director	34,910	(11)	*
Directors and executive officers as a group (22 persons)	15,668,013	(12)	30.35%

*	Less than 1%
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options and warrants held by that person that are currently exercisable, or that become exercisable within 60 days, are deemed outstanding.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Percentage ownership is based on 50,844,515 shares of our common stock outstanding as of June 17, 2016.

(2)

Includes 117,565 shares subject to stock options exercisable within 60 days, 64,381 shares of unvested restricted stock and 160,952 shares of unvested restricted stock subject to performance pursuant to the 2013-2016 LTIP.

(3)

Includes 28,876 shares subject to stock options exercisable within 60 days, 11,111 shares of unvested restricted stock and 27,777 shares of unvested restricted stock subject to performance pursuant to the LTIP 2013-2016.

(4)

Includes 42,970 shares subject to stock options exercisable within 60 days, 18,056 shares of unvested restricted stock and 45,138 shares of unvested restricted stock subject to performance pursuant to the LTIP 2013-2016.

(5)

Includes 67,531 shares subject to stock options exercisable within 60 days, 18,056 shares of unvested restricted stock and 45,138 shares of unvested restricted stock subject to performance pursuant to the LTIP 2013-2016.

(6)

Includes 45,079 shares subject to stock options exercisable within 60 days, 15,278 shares of unvested restricted stock and 38,194 shares of unvested restricted stock subject to performance pursuant to the LTIP 2013-2016.

(7)	Includes 25,000 shares subject to stock options exercisable within 60 days.
(8)	Includes 43,648 shares subject to stock options exercisable within 60 days and excludes 26,939 shares of deferred stock.
(9)

Includes 15,000 shares subject to stock options exercisable within 60 days and excludes 5,109 shares of deferred stock.  Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of Red Mountain Capital Management, Inc.  With the exception of the stock options, all shares are held by Red Mountain Partners, L.P., a wholly-owned subsidiary of Red Mountain Capital Management, Inc.  Mr. Mesdag, by virtue of his direct or indirect control of Red Mountain Partners, L.P., is deemed to beneficially own all of the securities reported held by Red Mountain Partners, L.P.

(10)

Includes 44,136 shares subject to stock options exercisable within 60 days and excludes 15,020 shares of deferred stock held by the George Porter Trust.  Mr. Porter is the trustee of the trust and has all voting and investment rights.

(11)	Includes 15,000 shares subject to stock options exercisable within 60 days.
(12)

Includes 786,509 shares subject to stock options exercisable within 60 days, 224,579 of unvested shares of restricted stock, 550,043 shares of unvested restricted stock subject to performance pursuant to the 2013-2016 LTIP and excludes 47,068 shares of deferred stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act.  You may read and copy these reports and other information filed by us at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.  The address of this website is http://www.sec.gov.

Access to this information as well as other information on our Company is also available on our website at http://investor.destinationxl.com.

SOLICITATION

We will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain of our officers, directors and employees without extra compensation, by telephone, facsimile or personal interview.  We have retained D.F. King & Company, Inc. for a fee not to exceed $6,000 to aid in solicitation of proxies.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of the Proxy Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders in question.  If you are one of a number of stockholders sharing a single address and would like to receive a separate copy of the Proxy Statement or if you would like to request that we send you a separate copy of annual reports or proxy statements, as applicable, in the future, please contact us at 555 Turnpike Street, Canton Massachusetts 02021, or via the “contact us” dropdown on the investor page of our website.  We will send you a copy of the Proxy Statement promptly after we receive your request.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in our proxy statement: Under the rules of the SEC, in order for any stockholder proposal to be included in our proxy statement and proxy card for presentation at the 2017 Annual Meeting of Stockholders, the proposal must be received by the Secretary of our Company at our principal executive offices by February 27, 2017 (120 days before the anniversary of the date this Proxy Statement is being mailed to our stockholders).

Other stockholder proposals: Our By-Laws provide that for business to be properly brought before an Annual Meeting of Stockholders (or any Special Meeting in lieu of Annual Meeting of Stockholders), a stockholder must: (i) give timely written notice to the Secretary of our Company describing any proposal to be brought before such meeting; and (ii) be present at such Annual Meeting, either in person or by a representative.  Such procedural requirements are fully set forth in Section 3.13 of our By-Laws.  A stockholder’s notice will be timely if delivered to, or mailed to and received by, us not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting (the “Anniversary Date”).  To bring an item of business before the 2017 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Secretary of our Company not before April 6, 2017 or after May 6, 2017.  In the event the Annual Meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, however, a stockholder’s notice will be timely delivered to, or mailed to, and received by, us not later than the close of business on the later of (a) the 90th day prior to the scheduled date of such Annual Meeting or (b) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made by us.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board of Directors maintains a process for stockholders to communicate with them. Stockholders wishing to communicate with our Board should direct their communications to: Secretary of the Company, Destination XL Group, Inc., 555 Turnpike Street, Canton, Massachusetts 02021. Any such communication must state the number of shares beneficially owned by the stockholder sending the communication. The Secretary will forward such communication to all of the members of the Board of Directors or to any individual director or directors to whom the communication is directed; provided, however, that if the communication is unduly hostile, profane, threatening, illegal or otherwise inappropriate, then the Secretary has the authority to discard the communication or take appropriate legal action in response to the communication.

OTHER MATTERS

As of this date, our management knows of no business, which may properly come before the Annual Meeting other than that stated in the Notice of Annual Meeting of Stockholders. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

Appendix A

Non-GAAP Financial Measures

The above discussion references non-GAAP measures that we use on a regular basis in order to track the progress of our business. These measures include adjusted net loss, adjusted net loss per diluted share, EBITDA (earnings before interest, taxes, depreciation and amortization) and EBITDA from continuing operations (earnings before interest, taxes, depreciation and amortization and discontinued operations).

The following is a reconciliation of EBITDA and EBITDA from continuing operations from Net Loss, on a GAAP basis:

(in millions)	Fiscal 2015	Fiscal 2014	Fiscal 2013
Net loss, on a GAAP basis	$(8.7)	$(12.3)	$(59.8)
Add back:
Provision for income taxes	(0.3)	(0.2)	(45.7)
Interest Expense	(3.3)	(2.1)	(1.0)
Depreciation and amortization	(28.4)	(24.0)	(20.8)
EBITDA	$23.3	$14.1	$7.8
Income (loss) from discontinued operations	-	(1.1)	0.5
EBITDA from continuing operations	$23.3	$15.2	$7.3

 The following is a reconciliation of adjusted loss from continuing operations and adjusted net loss to GAAP:

	Fiscal 2015		Fiscal 2014
	$	Per diluted share	$	Per diluted share
(in millions, except per share data)
Loss from continuing operations, on a GAAP basis	$(8.4)	$(0.17)	$(11.2)	$(0.23)
Add back:
Actual income tax provision	0.3	—	0.2	—
Income tax benefit, assuming normal tax rate of 40%	3.3	0.07	4.4	0.09
Adjusted loss from continuing operations, non-GAAP basis	$(4.9)	$(0.10)	$(6.6)	$(0.13)
Loss from discontinued operations, GAAP basis	-	-	(1.1)	(0.02)
Adjusted net loss, non-GAAP basis	$(4.9)	$(0.10)	$(7.7)	$(0.16)
Weighted average number of common shares outstanding on a diluted basis		49.1		48.7

A-1

Appendix B

DESTINATION XL GROUP, INC.

2016 INCENTIVE COMPENSATION PLAN

DESTINATION XL GROUP, INC.

2016 INCENTIVE COMPENSATION PLAN

DESTINATION XL GROUP, INC.

2016 INCENTIVE COMPENSATION PLAN

1.Purpose.  The purpose of this DESTINATION XL GROUP, INC. 2016 INCENTIVE COMPENSATION PLAN (the “Plan”) is to assist DESTINATION XL GROUP, INC., a Delaware corporation (the “Company”) and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.  The Plan replaces the 2006 Incentive Compensation Plan which was last amended effective as of August 1, 2013.

2.Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a)“Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Deferred Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest relating to Shares or other property (including cash), granted to a Participant under the Plan.

(b)“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

(c)“Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 11(b) hereof.  If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the Participant’s estate.

(d)“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d‑3 under the Exchange Act and any successor to such Rule.

(e)“Board” means the Company’s Board of Directors.

(f)“Change in Control” means a Change in Control as defined in Section 10(b) of the Plan.

(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(h)“Committee” means a committee designated by the Board to administer the Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee.  The Committee shall consist of at least two directors, and each member of the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent”; provided, however, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.

(i)“Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(j)“Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider.  Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement).  An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(k)“Covered Employee” means an Eligible Person who is a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

(l)“Deferred Stock” means a right to receive Shares, cash measured based upon the value of Shares or a combination thereof, at the end of a specified deferral period, which right is not subject to a substantial risk of forfeiture (other than the potential clawback of benefits under Section 8(f) hereof).

(m)“Deferred Award” means an Award of Deferred Stock or Restricted Stock Units granted to a Participant under Section 7(e) hereof.

(n)“Director” means a member of the Board or the board of directors of any Related Entity.

(o)“Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(p)“Dividend Equivalent” means a right, granted to a Participant under Section 7(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(q)“Effective Date” means the effective date of the Plan, which shall be the Shareholder Approval Date.

(r)“Eligible Person” means each officer, Director, Employee, Consultant and other person who provides services to the Company or any Related Entity.  The foregoing notwithstanding, only employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options.  An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.  Notwithstanding the foregoing, a Person shall not be an Eligible Person if the identity of such person would preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on a Form S-8 Registration Statement under the Securities Act of 1933.

(s)“Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity, or is a prospective employee of the Company or any Related Entity (conditioned upon and effective not earlier than, such person becoming an employee of the Company or any Related Entity).  The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(t)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(u)“Fair Market Value” means the fair market value of Shares, Awards or other property on the date as of which the value is being determined, as determined by the Committee, or under procedures established by the Committee.  Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date shall be the closing sale price per Share reported on the principal stock exchange or market on which Shares are traded on the date immediately preceding the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(v)“Full Value Award” means any Award other than an option or a Stock Appreciation Right and that is settled in Shares.

(w)“Good Reason” means the same definition of Good Reason, or any substantially similar term, in the Participant’s employment agreement with the Company, if any, that is in effect at the time the determination is being made.  If the Participant does not have an employment agreement with the Company at that time, or there is no definition of Good Reason, or any substantially similar term, in the Participant’s employment agreement at that time, or the Committee determines, in its sole and absolute discretion, that the right to any payment or benefit under this Plan that is subject to Section 409A of the Code pursuant to a termination of Continuous Service by a Participant for Good Reason would not be treated as a right to a payment or benefit pursuant to an involuntary separation from service for purposes of Section 409A of the Code if the definition of Good Reason, or any substantially similar term, in the Participant’s employment agreement at that time is applied to the Participant’s termination of Continuous Service, then Good Reason means the occurrence of any of the following in the absence of Justifiable Cause by the Company:  (i) a material diminution in the Participant’s base salary, unless such material diminution in the Participant’s base salary is made pursuant to a reduction in base salary that affects all similarly situated employees in a similar manner and is made at least six months prior to a Change in Control, in which case such material diminution in the Participant’s base salary shall not constitute Good Reason; (ii) a material change in the geographic location at which the Participant must perform his or her job functions to which the

Participant does not agree; or (iii) solely in the case of a Section 16 Officer, a material diminution in the Participant’s authority, duties, or responsibilities.  For purposes of this Plan, Good Reason shall not be deemed to exist unless the termination of Continuous Service by a Participant for Good Reason occurs within 180 days following the initial existence of one of the conditions specified in clauses (i) through (iii) above, the Participant provides the Company with written notice of the existence of such condition within 90 days after the initial existence of the condition, and the Company fails to remedy the condition within 30 days after its receipt of such notice.

(x)“Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(y)“Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the Nasdaq Stock Market or any national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

(z)“Incumbent Board” means the Incumbent Board as defined in Section 10(b)(ii) of the Plan.

(aa)“Justifiable Cause” means the same definition as used in the Participant’s employment agreement, if any, that is in effect at the time the determination is being made.  If the Participant does not have an employment agreement at that time, or there is no definition of Justifiable Cause, or any substantially similar term, in the Participant’s employment agreement at that time, then Justifiable Cause means any material failure by the Participant in performing his or her necessary job functions; any breach of any material written policies, rules or regulations which have been adopted by the Company; the Participant’s performance of any act or failure to act, as to which if the Participant was prosecuted and convicted, a crime or offense involving money or property of the Company or any Related Entity, or a crime or offense constituting a felony in the jurisdiction involved, would have occurred; the Participant’s embezzlement of funds or assets of the Company or any of its Subsidiaries or Affiliates; the Participant’s conviction of, please of guilty to, or please of nolo contendere to any felony; the Participant’s unauthorized disclosure to any person, firm or corporation of any confidential information of the Company or any Related Entity; the Participant’s usurpation of a corporate opportunity of the Company or any of its Related Entity; or the Participant’s engaging in any business other than the business of the Company or any Related Entity which materially interferes with the performance of his or her duties.

(bb)“Listing Market” means the Nasdaq Stock Market or any national securities exchange on which the Company’s securities are listed for trading and, if not listed for trading on the Nasdaq Stock Market or a national securities exchange, then the Nasdaq Stock Market.

(cc)“Option” means a right granted to a Participant under Section 7(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(dd)“Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(ee)“Other Stock-Based Awards” means Awards granted to a Participant under Section 7(i) hereof.

(ff)“Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(gg)“Performance Award” means any Award of Performance Shares or Performance Units granted pursuant to Section 7(h).

(hh)“Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(ii)“Performance Share” means any grant pursuant to Section 7(h) of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(jj)“Performance Unit” means any grant pursuant to Section 7(h) of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(kk)“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(ll)“Prior Plan” means the Company’s 2006 Incentive Compensation Plan.

(mm)“Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Committee in which the Company, or a Subsidiary holds a substantial ownership interest, directly or indirectly and with respect to which the Company may offer or sell securities pursuant to the Plan in reliance upon either Rule 701 under the Securities Act of 1933 or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act of 1933.

(nn)“Restricted Stock” means any Share issued with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(oo)“Restricted Stock Award” means an Award of Restricted Stock granted to a Participant under Section 7(d) hereof.

(pp)“Restricted Stock Unit” means a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares or a combination thereof, at the end of a specified deferral period, which right is subject to a risk of forfeiture.

(qq)“Restricted Stock Unit Award” means an Award of Restricted Stock Unit granted to a Participant under Section 7(e) hereof.

(rr)“Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(ss)“Shareholder Approval Date” means the date on which this Plan is approved by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements Sections 162(m) and 422 of the Code, Rule 16b-3 under the Exchange Act and applicable requirements under the rules of the Listing Market.

(tt)“Shares” means the shares of common stock of the Company, par value $.01 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 11(c) hereof.

(uu)“Stock Appreciation Right” means a right granted to a Participant under Section 7(c) hereof.

(vv)“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(ww)“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines.

3.Administration.

(a)Authority of the Committee.  The Plan shall be administered by the Committee, except to the extent the Board elects to administer the Plan, in which case the Plan shall be administered by only those directors who are Independent Directors, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board.  The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.  In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of other Eligible Persons or Participants.

(b)Manner of Exercise of Committee Authority.  The Committee, and not the Board, shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act, (ii) with respect to any Award that is intended to qualify as “performance-based compensation” under Section 162(m), to the extent necessary in order for such Award to so qualify; and (iii) with respect to any Award to an Independent Director.  Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Eligible Persons, Participants, Beneficiaries, transferees under Section 11(b) hereof or other persons claiming rights from or through a Participant, and shareholders.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  The Committee may delegate to members of the Board, or officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify.  The Committee may appoint agents to assist it in administering the Plan.

(c)Limitation of Liability.  The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan.  Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.Shares Subject to Plan.

(a)Limitation on Overall Number of Shares Available for Delivery Under Plan.  Subject to adjustment as provided in Section 11(c) hereof, the aggregate number of Shares reserved and available for delivery under the Plan shall be equal to the sum of (i) 5,200,000 Shares plus (ii) the number of Shares available for issuance but not granted under the Prior Plan, and (iii) the number of Shares that are credited back to the maximum Share limitation under Section 4(c)(i) hereof.  Shares issued in respect of any Full Value Award granted under the Plan shall be counted against the share limit as 1.9 Shares of stock for every one Share actually issued in connection with the such Full Value Award.  Each Share issued in respect of Options and SARs shall be counted against the share limit as one Share.  Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b)Application of Limitation to Grants of Award.  No Award may be granted if the number of Shares that would be counted against the Share limit in Section 4(a) hereof as a result of such an Award exceeds the number of Shares remaining available for Award under the Plan.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c)Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i)If any Shares subject to an Option or SAR granted under the Plan or the Prior Plan are forfeited or such Option or SAR is settled in cash or otherwise expires or terminates without the delivery of such Shares, the maximum Share limitation of Section 4(a) hereof shall be credited with one Share for each Share subject to such Option or SAR and such number of credited Shares may again be made available for Awards under the Plan, subject to Section 4(c)(iv) below.  If any Shares subject to a Full Value Award granted under the Plan or the Prior Plan are forfeited or such Full Value Award is settled in cash or otherwise expires or terminates without the delivery of such Shares, the maximum share limitation of Section 4(a) hereof shall be credited with 1.9 Shares for each Share subject to such Full Value Award, and such number of credited Shares may again be made available for Awards under the Plan, subject to Section 4(c)(iv) below.

(ii)Awards that are settled or exercised through the payment of Shares shall be counted against the number of Shares available for award under the Plan in accordance with Section 4(a) hereof, regardless of the number of Shares actually issued upon settlement or exercise of any such Award. Awards that are settled in cash shall not be counted against the number of Shares available for Award under this Plan.

(iii)Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any period.  Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-

existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan if and to the extent that the use of such Shares would not require approval of the Company’s shareholders under the rules of the Listing Market.  Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(iv)Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 11(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be 5,200,000 Shares.  In no event shall any Incentive Stock Options be granted under the Plan after the tenth anniversary of the date on which the Board adopts the Plan.

(v)Notwithstanding anything in this Section 4 to the contrary, but subject to adjustment as provided in Section 11(c) hereof, in any fiscal year of the Company during any part of which the Plan is in effect, no Participant who is a Director but is not also an Employee or Consultant may be granted any Awards that have a “fair value” as of the date of grant, as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance), that exceed $300,000 in the aggregate.

(d)No Further Awards Under Prior Plan.  No further awards shall be made under the Prior Plan after July 31, 2016.

5.Eligibility; Per-Participant Limitations.  Awards may be granted under the Plan only to Eligible Persons.  Subject to adjustment as provided in Section 11(c) of this Plan, in any fiscal year of the Company during any part of which the Plan is in effect, no Participant may be granted (i) Options and/or Stock Appreciation Rights with respect to more than 1,000,000 Shares or (ii) Performance Shares that are subject to Section 9 hereof, with respect to more than 1,000,000 Shares.  In addition, the maximum dollar value payable to any one Participant with respect to Performance Units that are subject to Section 9 hereof is (x) $3,000,000 with respect to any 12 month Performance Period (pro-rated for any Performance Period that is less than 12 months based upon the ratio of the number of days in the Performance Period as compared to 365), and (y) with respect to any Performance Period that is more than 12 months, $3,000,000 multiplied by the number of full 12 months periods that are in the Performance Period.

6.Award Vesting Limitations.  Notwithstanding any other provision of the Plan to the contrary, but subject to Section 10 of the Plan, Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the Shares available pursuant to Section 4(a) may be granted to any one or more Eligible Persons without respect to such minimum vesting provisions.  Nothing in this Section 6 shall preclude the Committee from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Participant’s death, disability, termination of Continuous Service or the consummation of a Change in Control.

7.Specific Terms of Awards.

(a)General.  Awards may be granted on the terms and conditions set forth in this Section 7.  In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award.  Except as otherwise expressly provided herein, the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan.  Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Delaware law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

(b)Options.  The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i)Exercise Price.  Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option.  If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an

Incentive Stock Option is granted to such employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value a Share on the date such Incentive Stock Option is granted.  Other than pursuant to Section 11(c), (A) the terms of outstanding Options may not be amended to reduce the exercise price per Share of such Options, (B) an outstanding Option may not be cancelled, exchanged, substituted, bought out or surrendered in exchange for (i) cash or other Awards, in each case, having a Fair Market Value in excess of the amount by which the Fair Market Value of the Shares underlying such Option exceeds the aggregate exercise price of such Option or (ii) Options with an exercise price per Share that is less than the exercise price per Share of the original Option and (C) the Committee shall not be permitted to take any other action with respect to an Option that may be treated as a repricing, in each case, without approval of the Company’s shareholders.

(ii)Time and Method of Exercise.  Subject to the maximum term of any Option set forth in Section 7(b), the Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method by which notice of exercise is to be given and the form of exercise notice to be used, the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or Awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

(iii)Form of Settlement.  The Committee may, in its sole discretion, provide that the Shares to be issued upon exercise of an Option shall be in the form of Restricted Stock or other similar securities.

(iv)Incentive Stock Options.  The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code.  Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification.  Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A)the Option shall not be exercisable for more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(B)the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000; and

(C)if shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

(c)Stock Appreciation Rights.  The Committee may grant Stock Appreciation Rights to any Eligible Person (a “Freestanding Stock Appreciation Right”), upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

(i)Right to Payment.  A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee.  The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a tandem Stock Appreciation Right.  Other than pursuant to Section

11(c), (A) the terms of outstanding Stock Appreciation Rights may not be amended to reduce the grant price per Share of such Stock Appreciation Rights, (B) an outstanding Stock Appreciation Right may not be cancelled, exchanged, substituted, bought out or surrendered in exchange for (i) cash or other Awards, in each case, having a Fair Market Value in excess of the amount by which the Fair Market Value of the Shares underlying such Stock Appreciation Right exceeds the aggregate grant price of such Stock Appreciation Right or (ii) Stock Appreciation Rights with a grant price per Share that is less than the grant price per Share of the original Stock Appreciation Right and (C) the Committee shall not be permitted to take any other action with respect to a Stock Appreciation Right that may be treated as a repricing, in each case, without approval of the Company’s shareholders.

(ii)Other Terms.  Subject to the maximum term of any Stock Appreciation Right set forth in Section 7(c), the Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(d)Restricted Stock Awards.  The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i)Grant and Restrictions.  Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan, covering a period of time specified by the Committee (the “Restriction Period”).  The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.  The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter.  Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).  During the period that the Restricted Stock Award is subject to a risk of forfeiture, subject to Section 11(b) below and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or Beneficiary.

(ii)Forfeiture.  Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that, subject to the limitations set forth in Section 6 hereof, the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and subject to the limitations in Section 6 hereof, the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii)Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine.  If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)Dividends and Splits.  As a condition to the grant of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan, or except as otherwise provided in the last sentence of Section 7(h) hereof, may require that payment be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash dividend is payable, in each case in a manner that does not violate the requirements of Section 409A of the Code.  Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

(e)Deferred Award.  The Committee is authorized to grant “Deferred Awards,” which include Deferred Stock and Restricted Stock Unit Awards, to any Eligible Person on the following terms and conditions.

(i)Award and Restrictions.  Satisfaction of a Deferred Award shall occur upon expiration of the deferral period specified for such Deferred Award by the Committee (or, if permitted by the Committee, as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code).  In addition, a Restricted Stock Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine.  A Deferred Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Deferred Award, or a combination thereof, as determined by the Committee at the date of grant or thereafter.  Prior to satisfaction of a Deferred Award, a Deferred Award carries no voting or dividend or other rights associated with Share ownership.  Prior to satisfaction of a Deferred Award, except as otherwise provided in an Award Agreement and as permitted under Section 409A of the Code, a Deferred Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary.

(ii)Forfeiture.  Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Award), the Participant’s Restricted Stock Unit Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that, subject to the limitations set forth in Section 7 hereof, the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Restricted Stock Unit Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and, subject to the limitations in Section 6 hereof, the Committee may in other cases waive in whole or in part the forfeiture of any Restricted Stock Unit Award.

(iii)Dividend Equivalents.  Unless otherwise determined by the Committee at the date of grant, and except as otherwise provided in the last sentence of Section 7(h) hereof, any Dividend Equivalents that are granted with respect to any Deferred Award shall be either (A) paid with respect to such Deferred Award at the dividend payment date in cash or in Shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Award and the amount or value thereof automatically deemed reinvested in additional Deferred Award, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect.  The applicable Award Agreement shall specify whether any Dividend Equivalents shall be paid at the dividend payment date, deferred or deferred at the election of the Participant.  If the Participant may elect to defer the Dividend Equivalents, such election shall be made within 30 days after the grant date of the Deferred Award, but in no event later than 12 months before the first date on which any portion of such Deferred Award vests (or at such other times prescribed by the Committee as shall not result in a violation of Section 409A of the Code).

(f)Bonus Stock and Awards in Lieu of Obligations.  The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act.  Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g)Dividend Equivalents.  The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments.  Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award.  Except as otherwise provided in the last sentence of Section 7(h) hereof, the Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at some later date, or whether such Dividend Equivalents shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.  Any such determination by the Committee shall be made at the grant date of the applicable Award.  Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

(h)Performance Awards.  The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee, subject to the provisions of Section 9 if and to the extent that the Committee shall, in its sole discretion, determine that an Award shall be subject to those provisions.  The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award.  Except as provided in Section 10 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period.  The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 9(b), or in the case of an Award that the Committee determines shall not be subject to Section 9 hereof, any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose.  The amount of the Award to be distributed shall be conclusively determined by the Committee.  Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Code.

(i)Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan.  Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan.  Except as otherwise provided in the last sentence of Section 7(h) hereof, the Committee shall determine the terms and conditions of such Awards.  Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 7(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of the Sarbanes Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

8.Certain Provisions Applicable to Awards.

(a)Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity.  Such additional, tandem, and substitute or exchange Awards may be granted at any time.  If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award.  In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered), provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to be exempt from or comply with Section 409A of the Code.

(b)Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

(c)Form and Timing of Payment Under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any determination to pay in installments or on a deferred basis shall be made by the Committee at the date of grant.  Any installment or deferral provided for in the preceding sentence shall, however, subject to the terms of the Plan, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, the rules and regulations adopted by the Securities and Exchange Commission thereunder, all applicable rules of the Listing Market and any other applicable law, and in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code.  Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price.  Installment or deferred payments may be required by the Committee (subject to Section 11(e) of this Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee.  Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d)Exemptions from Section 16(b) Liability.  It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant).  Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e)Code Section 409A.  The following provisions shall apply to any Award that is or may potentially be subject to the requirements of Section 409A of the Code.

(i)The Award Agreement for any Award that the Committee reasonably determines to constitute a “non-qualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), and the provisions of the Plan applicable to that Award, shall be construed in a manner consistent with, the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

(ii)If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A)Payments under the Section 409A Plan may be made only upon (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeable emergency”;

(B)The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C)Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D)In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(iii)Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

(f)Clawback of Certain Compensation and Benefits.

(i) The Company may (A) cause the cancellation of any Award, (B) require reimbursement of any Award by a Participant or Beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”).  In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy.  By accepting an Award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Award Agreements (and/or awards issued under the Prior Plans) may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

(ii)If the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement or otherwise specified by the Committee.

9.Code Section 162(m) Provisions.

(a)Covered Employees.  The Committee, in its discretion, may determine at the time an Award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, that the provisions of this Section 9 shall be applicable to such Award.

(b)Performance Criteria.  If an Award is subject to this Section 9, then the payment or distribution thereof or lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals.  Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.”  One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards:  (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction; and/or (14) the Fair Market Value of a Share.  Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company.  Except as otherwise specified by the Committee at the time the goals are set, the Committee shall exclude the impact of:  (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (iii) a change in accounting standards required by generally accepted accounting principles, or (iv) any other item or event specified by the Committee at the time the goals are set.

(c)Performance Period; Timing For Establishing Performance Goals.  Achievement of performance goals in respect of such Performance Awards subject to this Section 9 shall be measured over a Performance Period no shorter than 12 months and no longer than 5 years, as specified by the Committee.  Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to Performance Awards, subject to this Section 9, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(d)Adjustments.  The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 9, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 9.  The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e)Committee Certification.  No Participant shall receive any payment under the Plan that is subject to this Section 9 unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “performance based compensation” under Section 162(m) of the Code.

10.Change in Control.

(a)Effect of “Change in Control”.  Unless otherwise provided in any employment or other agreement between the Participant and the Company or any Related Entity, or in any Award Agreement, or to the extent otherwise determined by the Committee in effect immediately preceding the Change in Control, in its sole discretion and without any requirement that each Participant be treated consistently, in the event of a Change in Control and within 6 months before or 18 months after the Change in Control, the Participant’s Continuous Service is terminated by the Company or any Related Entity without Justifiable Cause or by the Participant for Good Reason, or there is a termination of Continuous Service because of the Participant’s death or Disability, the following shall occur:  (i) if the portion of the Participant’s Award(s) or any award(s) that is substituted therefor that is subject only to time-based vesting has not previously been vested or paid to the Participant, then such portion shall immediately vest (in the case of any Award or substitute therefor that is subject to vesting) and any cash payable as a result of such vesting shall be paid to the Participant, as soon as practicable (but in no event more than 5 business days) after the later of the Change in Control or the termination of the Participant’s Continuous Service; and (ii) if the portion of the Participant’s Award(s) or any award(s) that is substituted therefor that is subject to performance-based vesting has not previously been vested or paid to the Participant, then the pro-rata portion for the time elapsed in the ongoing performance period(s) of the Award or substitute therefor, shall immediately vest and any cash payable as a result of such vesting shall be paid to the Participant, as soon as practicable (but in no event more than 5 business days) after the later of the Change in Control or the termination of the Participant’s Continuous Service.  Each Share that is received upon the exercise, vesting or settlement of an Award or substitute therefor that vests pursuant to this Section 10(b) shall be immediately redeemed by the Company  (or its successor) for cash payable by the Company (or its successor) in an amount (the “Redemption Price Per Share”) equal to, as applicable, (x) if the Shares have not been cancelled, exchanged or converted into other securities or property as a result of the Change in Control and are publicly-traded, the Fair Market Value of a Share on the date of the termination of the Participant’s Continuous Service, or (y) if the Shares have been cancelled, exchanged or converted into other securities or property as a result of the Change in Control, the greater of (i) the fair market value per Share of the consideration received pursuant to the Change in Control by the holders of Shares on the date of the Change in Control and (ii)  if the consideration received by the holders of Shares pursuant to the Change in Control consisted, in whole or in part, of other securities which are publicly traded, the sum of  (A) the fair market value of the number of such securities received for each Share pursuant to the Change in Control on the date of the termination of the Participant’s Continuous Service and (B) the fair market value of any other consideration received for each Share pursuant to the Change of Control.  Each Option that vests pursuant to this Section 10(b) shall be immediately cancelled in exchange for cash payable by the Company for each Share subject to the cancelled Option equal to the amount, if any, by which the Redemption Price Per Share exceeds the exercise price per Share of the Option.

(b)Definition of “Change in Control”.  Unless otherwise specified in any employment or other agreement for services between the Participant and the Company or any Subsidiary, or in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i)The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 10(b), the following acquisitions shall not constitute or result in a Change in Control:  (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) below; or

(ii)During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (x) the Company or (y) or any of its Subsidiaries, or (B) a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity securities of another entity by the Company or any of its Subsidiaries (each an “Asset Sale”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the Board of Directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

11.General Provisions.

(a)Compliance With Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to the Listing Market, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)Limits on Transferability; Beneficiaries.  No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon), are by gift or pursuant to a domestic relations order, and are to a “Permitted Assignee” that is a permissible transferee under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.  For this purpose, a Permitted Assignee shall mean (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets.  A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)Adjustments.

(i)Adjustments to Awards.  In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer, then the Committee shall, in such manner as it may deem appropriate and equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate in order to prevent the reduction or enlargement of benefits under any Award.  Notwithstanding the foregoing, in the case of any “equity restructuring” (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation, formerly known as Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) or any other applicable accounting standard), the Committee shall make such adjustments to Awards on account of such equity restructuring as shall be necessary in order that the “fair value” of the adjusted Award immediately following the equity restructuring shall be equal to the “fair value” of the original Award immediately prior to the equity restructuring, based on the Share price and other pertinent factors on the effective date of the equity restructuring.  For purposes of the preceding sentence, “fair value” shall be determined in accordance with the provisions of Financial Accounting Standards

Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation or any other applicable accounting standard.

(ii)Adjustments in Case of Certain Transactions.

(A)In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control (and subject to the provisions of Section 10 of this Plan relating to the vesting of Awards in the event of any Change in Control), any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (1) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (2) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (3) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (4) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction).  The Committee shall give written notice of any proposed transaction referred to in this Section 11(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction).  A Participant may condition his exercise of any Awards upon the consummation of the transaction.

(B)For purposes of this Section 11(c)(ii), an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Award or Other Stock-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Deferred Award or Other Stock-Based Award immediately prior to the Change in Control, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control.  The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(iii)Other Adjustments.  The Committee (and the Board if and only to the extent such authority is not required to be exercised by the Committee to comply with Section 162(m) of the Code) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards, or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant, provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights, Performance Awards granted pursuant to Section 9(b) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d)Award Agreements.  Each Award Agreement shall either be (i) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (ii) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company.  The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

(e)Taxes.  The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Shares or other property and to make cash payments equal in value to the Shares withheld or received from the Participant in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.  The amount of withholding tax paid with respect to an Award by the withholding of Shares otherwise deliverable pursuant to the Award or by delivering Shares already owned shall not exceed the minimum statutory withholding required with respect to that Award.

(f)Changes to the Plan and Awards.  The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of the Listing Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award.  The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under such Award.

(g)Limitation on Rights Conferred Under Plan.  Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company or any Related Entity including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of shareholders or any right to receive any information concerning the Company’s or any Related Entity’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company or any Related Entity’s in accordance with the terms of an Award.  None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Shares awarded pursuant to this Plan unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award.  Neither the Company, nor any Related Entity, nor any of their respective officers, directors, representatives or agents are granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

(h)Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan.  Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.  The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(i)Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Section 162(m) of the Code.

(j)Payments in the Event of Forfeitures; Fractional Shares.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award.  The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(k)Governing Law.  Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws, and applicable federal law.

(l)Non-U.S. Laws.  The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(m)Plan Effective Date and Shareholder Approval; Termination of Plan.  The Plan shall become effective on the Effective Date which is the date the Plan was approved by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable  requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan.  Awards may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event the shareholder approval is not obtained.  The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date.  Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

(n)Construction and Interpretation.  Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

(o)Severability.  If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

DESTINATION XL GROUP, INC.
Notice of 2016 Annual Meeting of
Stockholders and Proxy Statement
Thursday, August 4, 2016
9:00 A.M. EDT

Destination XL Group, Inc.

555 Turnpike Street

Canton, Massachusetts 02021

Please sign your proxy and
return it in the enclosed
postage-paid envelope so
that you may be represented
at the Annual Meeting.

ANNUAL MEETING OF STOCKHOLDERS OF

DESTINATION XL GROUP, INC.

August 4, 2016

GO GREEN

e-consent makes it easy to go paperless.  With e-consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste.  Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on August 4, 2016:

The Proxy Statement and 2016 Annual Report to Stockholders are available at http://investor.destinationxl.com/proxymaterials.cfm

PLEASE SIGN, DATE AND MAIL

YOUR PROXY CARD IN THE ENVELOPE

PROVIDED AS SOON AS POSSIBLE.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE, PLEASE MAKE YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES NAMED BELOW.

		For	Against	Abstain
Nominees:

	Seymour Holtzman	☐	☐	☐

	David A. Levin	☐	☐	☐

	Alan S. Bernikow	☐	☐	☐

	Jesse Choper	☐	☐	☐

	John E. Kyees	☐	☐	☐

	Willem Mesdag	☐	☐	☐

	Ward K. Mooney	☐	☐	☐

	George T. Porter, Jr.	☐	☐	☐

	Mitchell S. Presser	☐	☐	☐

	Ivy Ross	☐	☐	☐

2.	To approve the adoption of the 2016 Incentive Compensation Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.	☐	☐	☐
3.	To approve, on an advisory basis, named executive officer compensation. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.	☐	☐	☐

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending January 28, 2017. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.	☐	☐	☐

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED IT WILL BE VOTED AS SPECIFIED HEREIN.  IF NO SPECIFIC DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE AND “FOR” EACH OFTHE OTHER PROPOSALS.  RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF DESTINATION XL GROUP, INC. DATED June 27, 2016.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, lease sign in partnership name by authorized person.

Signature of Stockholder	Date	Signature of Stockholder	Date

DESTINATION XL GROUP, INC.

555 Turnpike Street

Canton, Massachusetts 02021

This Proxy Is Solicited On Behalf Of The Board Of Directors

For The Annual Meeting Of Stockholders To Be Held On August 4, 2016

The undersigned stockholder of Destination XL Group, Inc. (the “Company”) hereby appoints Seymour Holtzman and David A. Levin, and each of them, with full power of substitution to each and to each substitute appointed pursuant to such power, to vote all shares of Common Stock of the company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Thursday, August 4, 2016, at 9:00 A.M. local time, at the corporate offices of the Company, 555 Turnpike Street, Canton, Massachusetts, and at any adjournment thereof, with all powers the undersigned would possess if personally present, as set forth on the reverse hereof, upon the matters set forth thereon and more fully described in the Notice and Proxy Statement for such Annual Meeting, and, in their discretion, upon all such other matters as may properly come before the Annual Meeting.  The undersigned hereby revokes all proxies, if any, hitherto given by the undersigned for such Annual Meeting.

(Continued and to be signed on reverse side.)